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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207286

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 17, 2016)

1,568,000 Shares

VERITIV CORPORATION

COMMON STOCK

              The selling stockholder, UWW Holdings, LLC, is offering 1,568,000 shares of our common stock. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

              Our common stock trades on the New York Stock Exchange, or NYSE, under the symbol "VRTV." On November 14, 2016, the closing sale price of our common stock, as reported on the NYSE, was $52.05 per share.

              The selling stockholder has granted the underwriters an option to purchase up to an additional 188,160 shares of our common stock at the public offering price, less underwriting discounts, within 30 days after the date of this prospectus supplement.

              Contemporaneously with and subject to the completion of this offering, we will repurchase from the underwriters 313,600 of the shares of our common stock that are the subject of this offering at a price per share equal to the price at which the underwriters will purchase such shares from the selling stockholder in this offering (the "share repurchase").

              Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 1 of the accompanying prospectus and the "Risk Factors" section contained in the documents incorporated by reference herein to read about factors you should consider before investing in our common stock.

	Per Share	Total(1)
Price to public(2)	$45.0000	$70,560,000
Underwriting discounts(3)(4)	$2.1375	$2,681,280
Proceeds, before expenses, to the selling stockholder	$42.8625	$67,208,400
(1)
Assumes no exercise of the option granted by the selling stockholder to the underwriters to purchase the additional shares described above.

(2)
Includes 313,600 shares of our common stock that we will repurchase from the underwriters.

(3)
The underwriters will also be reimbursed for certain expenses incurred in this offering. See "Underwriting."

(4)
The underwriters will not receive any underwriting discounts on the 313,600 shares of our common stock that we will repurchase from the underwriters.

              Neither the Securities and Exchange Commission nor any state or other domestic or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The underwriters expect to deliver the shares of common stock to purchasers on or about November 23, 2016.

BofA Merrill Lynch	SunTrust Robinson Humphrey	Wells Fargo Securities

The date of this prospectus supplement is November 17, 2016.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

              This document contains two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part is the accompanying prospectus, which contains a description of our common stock and gives more general information, some of which may not apply to this offering. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement. Before purchasing any shares of our common stock, you should read carefully both this prospectus supplement and the accompanying prospectus, together with the documents incorporated or deemed incorporated by reference herein and therein (as described below under the heading "Incorporation of Certain Information by Reference"), any related free writing prospectus and the additional information described below under the heading "Where You Can Find More Information."

              This prospectus supplement and the accompanying prospectus are part of an effective registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. This prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all of the information set forth in the

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registration statement. For further information with respect to us and our common stock, reference is made to the registration statement, including the exhibits thereto and the documents incorporated by reference therein. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to herein and therein are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

              You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the other information to which we refer you. Neither we, the selling stockholder nor the underwriters have authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or in any related free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

              This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference herein or therein is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

              No action is being taken in any jurisdiction outside the United States to permit a public offering of common stock or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction. See "Underwriting."

              None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of the Prospectus Directive (as defined below). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of shares in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. The expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

              In the United Kingdom, this prospectus supplement, the accompanying prospectus and any related free writing prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons (i) who have professional experience in matters relating to investments and fall within Article 19(5) of the Financial Services and Markets Act 2000

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(Financial Promotion) Order 2005, as amended (the "Order"), (ii) who are high net worth companies or other entities falling within Article 49(2)(a) to (d) of the Order, and/or (iii) who are any other persons to whom they may otherwise lawfully be made under the Order (all such persons together being referred to as "relevant persons"). This prospectus supplement, the accompanying prospectus and any related free writing prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relate is only available to, and will be engaged in only with, relevant persons.

              Unless the context requires otherwise or except as otherwise noted, as used in this prospectus supplement the words "Veritiv," "we," "Company," "us" and "our" refer to Veritiv Corporation and its consolidated subsidiaries. The term "selling stockholder" means UWW Holdings, LLC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words "believe," "expect," "anticipate," "intend," "should," "will," "would," "planned," "estimated," "potential," "goal," "outlook," "may," "predicts," "could," or the negative of such terms, or other comparable expressions, as they relate to the Company, its business, this offering and the share repurchase, have been used to identify such forward-looking statements. All forward-looking statements reflect only the Company's current beliefs and assumptions with respect to future operating results, performance, business plans, prospects, guidance and other matters, and are based on information currently available to the Company. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause the Company's actual operating results, performance, business plans or prospects to differ materially from those expressed in, or implied by, these statements.

              Factors that could cause actual results to differ materially from current expectations include risks and other factors described under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 and elsewhere in the Company's publicly available reports filed with the SEC, which contain a discussion of various factors that may affect the Company's business or financial results. Such risks and other factors, which in some instances are beyond the Company's control, include: the industry-wide decline in demand for paper and related products; increased competition from existing and non-traditional sources; adverse developments in general business and economic conditions as well as conditions in the global capital and credit markets; foreign currency fluctuations; our ability to collect trade receivables from customers to whom we extend credit; our ability to attract, train and retain highly qualified employees; the effects of work stoppages, union negotiations and union disputes; loss of significant customers; changes in business conditions in our international operations; procurement and other risks in obtaining packaging, paper and facility products from our suppliers for resale to our customers; changes in prices for raw materials; fuel cost increases; inclement weather, anti-terrorism measures and other disruptions to the transportation network; our dependence on a variety of IT and telecommunications systems and the Internet; our reliance on third-party vendors for various services; cyber-security risks; costs to comply with laws, rules and regulations, including environmental, health and safety laws, and to satisfy any liability or obligation imposed under such laws; regulatory changes and judicial rulings impacting our business; adverse results from litigation, governmental investigations or audits, or tax-related proceedings or audits; our inability to renew existing leases on acceptable terms, negotiate rent decreases or concessions and identify affordable real estate; our ability to adequately protect our material intellectual property and other proprietary rights, or to defend successfully against intellectual property infringement claims by third parties; our pension and health care costs and participation in multi-employer plans; increasing interest rates; our ability to generate sufficient cash to service our debt; our ability to comply with the covenants contained in our

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debt agreements; our ability to refinance or restructure our debt on reasonable terms and conditions as might be necessary from time to time; changes in accounting standards and methodologies; our ability to realize the anticipated synergies, cost savings and growth opportunities from the merger with UWW Holdings, Inc., our ability to integrate the xpedx business with the Unisource business, and the possibility of incurring expenditures in excess of those currently budgeted in connection with the integration; and other events of which we are presently unaware or that we currently deem immaterial that may result in unexpected adverse operating results.

              For a more detailed discussion of these factors, see the information under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 and elsewhere in other filings made with the SEC. Forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, historical information should not be considered as an indicator of future performance.

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PROSPECTUS SUPPLEMENT SUMMARY

              This summary highlights selected information about us and this offering appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This summary may not contain all of the information that you should consider before making an investment decision. You should read carefully the more detailed information described or referred to under the heading "Risk Factors" beginning on page 1 of the accompanying prospectus and the other information included in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, including our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q that are incorporated by reference herein, and any related free writing prospectus before deciding to invest in our common stock.

Our Company

              We are a leading North American business-to-business distributor of print, publishing, packaging and facility solutions. Additionally, we provide logistics and supply chain management solutions to our customers. Established in 2014, following the merger of International Paper Company's xpedx distribution solutions business ("xpedx") and UWW Holdings, Inc., the parent company of Unisource Worldwide, Inc. ("Unisource"), the Company operates from approximately 180 distribution centers primarily throughout the U.S., Canada and Mexico, serving customers across a broad range of industries. These customers include printers, publishers, data centers, manufacturers, higher education institutions, healthcare facilities, sporting and performance arenas, retail stores, government agencies, property managers and building service contractors.

              Independently, xpedx and Unisource achieved past success by continuously upholding high standards of efficiency and customer focus. Through leveraging this combined history of operational excellence, Veritiv evolved into one team shaping its success through exceptional service, innovative people and consistent values. Today, Veritiv's focus on segment-tailored market leadership in distribution and a commitment to operational excellence allows it to partner with world class suppliers, add value through multiple capabilities and deliver solutions to a wide range of customer segments.

              For the nine months ended September 30, 2016, we generated $6.2 billion in net sales, as compared to $6.5 billion in the same period in 2015, $16.8 million in net income, as compared to $16.6 million in the same period in 2015, and $142.1 million in Adjusted EBITDA, as compared to $129.7 million in the same period in 2015. For the year ended December 31, 2015, we generated $8.7 billion in net sales, as compared to $7.4 billion in 2014, $26.7 million in net income, as compared to a net loss of $19.6 million in 2014, and $182.0 million in Adjusted EBITDA, as compared to $122.0 million in 2014. See "—Summary Consolidated Financial Information" below for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss).

Recent Developments

  •
  Election of New Director.  On May 27, 2016, Matthew J. Espe was elected as a member of our board of directors. Mr. Espe is entitled to receive compensation for his service as a director in accordance with our standard compensation arrangements for non-employee directors, which are described under the caption "Director Compensation" in our Definitive Proxy Statement on Schedule 14A dated March 31, 2016 incorporated by reference herein, as adjusted by our board of directors from time to time. In addition, we entered into an indemnification agreement with Mr. Espe substantially in the form entered into with our other directors.

  •
  Amendment to the ABL Facility.  On August 11, 2016, we entered into an amendment (the "Amendment") to the Credit Agreement, dated as of July 1, 2014, among Veritiv Operating Company, Unisource Canada, Inc. and us, as borrowers, the several lenders and financial institutions from time to time parties thereto, Bank of America, N.A., as administrative agent and collateral agent for the lenders party thereto, and the other parties thereto, which provides for an asset-based credit facility in an aggregate principal amount of up to $1.4 billion, subject to availability under a borrowing base (the "ABL Facility"). The Amendment, among other things, extended the maturity date of the ABL Facility to August 11, 2021 and adjusted the pricing grid applicable to interest rates thereunder.

Share Repurchase

              Contemporaneously with and subject to the completion of this offering, we will repurchase from the underwriters 313,600 of the shares of our common stock that are the subject of this offering, at a price per share equal to the price at which the underwriters will purchase such shares from the selling stockholder in this offering, for an aggregate purchase price of approximately $13.4 million. We refer to this transaction as the "share repurchase." The terms and conditions of the share repurchase were reviewed and approved by our board of directors. The repurchased shares will no longer be outstanding following completion of this offering. We intend to fund the share repurchase with cash on hand or borrowings under our ABL Facility. The closing of the share repurchase is contingent on the closing of this offering and there can be no assurance that the share repurchase will be completed.

              The description and the other information in this prospectus supplement regarding the share repurchase are included in this prospectus supplement for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock subject to the share repurchase.

Corporate Information

              Veritiv was incorporated in Delaware in July 2013. Our principal executive offices are located at 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328. Our telephone number is (770) 391-8200. Our website is www.veritivcorp.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered a part of this prospectus supplement or the accompanying prospectus.

 The Offering

Common stock offered by the selling stockholder	1,568,000 shares
Underwriters' option to purchase additional shares

The selling stockholder has granted the underwriters an option to purchase up to an additional 188,160 shares of our common stock at the public offering price, less underwriting discounts, within 30 days after the date of this prospectus supplement.

Concurrent share repurchase

Contemporaneously with and subject to the completion of this offering, we will repurchase from the underwriters 313,600 of the shares of our common stock that are the subject of this offering at a price per share equal to the price at which the underwriters will purchase such shares from the selling stockholder in this offering.

Common stock outstanding immediately after this offering(1)	16,001,132 shares (or 15,687,532 shares after giving effect to the share repurchase)
Use of proceeds

The selling stockholder will receive all of the proceeds from the sale of its shares of our common stock. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder. We will, however, bear certain expenses related to this offering (other than underwriting discounts paid to the underwriters and transfer taxes, if any, with respect to the shares being sold by the selling stockholder). See "Use of Proceeds."

Dividend policy

We do not intend to declare and pay dividends on our common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth, to develop our business, to repay indebtedness, for working capital needs and for general corporate purposes. Any payment of dividends will be at the discretion of our board of directors and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our board of directors may deem relevant.

Risk factors

Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 1 of the accompanying prospectus and the "Risk Factors" section contained in our Annual Report on Form 10-K for the year ended December 31, 2015 (which is incorporated by reference herein) to read about factors you should consider before investing in our common stock.

NYSE symbol	"VRTV"

Lock-up agreements

We, all of our directors and executive officers and the selling stockholder have agreed with the underwriters that, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, subject to certain exceptions, neither we nor they will, during the period ending 60 days after the date of this prospectus supplement, (i) offer, pledge, sell or contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, (ii) request or demand that we file a registration statement related to any shares of our common stock or (iii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any shares of our common stock, whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise. See "Underwriting."

(1)
The number of shares of common stock outstanding immediately after this offering is based on 16,001,132 shares of our common stock outstanding as of November 4, 2016 and excludes, as of such date:
  •
  755,118 shares of common stock issuable upon the vesting of outstanding restricted stock units and performance share units; and

  •
  1,323,750 shares of common stock reserved for future issuance under our 2014 Omnibus Incentive Plan.

              Unless otherwise stated, all information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase up to an additional 188,160 shares of our common stock from the selling stockholder.

Summary Consolidated Financial Information

              The following tables summarize the consolidated and combined financial information for our business as of the dates and for the periods presented. The summary consolidated financial information at September 30, 2016 and for the nine months ended September 30, 2016 and 2015 is unaudited and has been derived from our unaudited condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus supplement. The summary consolidated and combined financial information at December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 has been derived from our consolidated and combined financial statements, which have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, and are included in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus supplement. The results for the nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the full year. Additionally, our historical results are not necessarily indicative of the results expected for any future period. You should read this information in conjunction with the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our condensed consolidated and/or combined financial statements and the related notes thereto, which are included elsewhere in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2016	2015	2015	2014(1)	2013(2)
	($ in millions, except per share data)
Statement of Operations Data:
Net sales	$6,207.2	$6,517.0	$8,717.7	$7,406.5	$5,652.4
Cost of products sold	5,086.2	5,356.0	7,160.3	6,180.9	4,736.8
Distribution expenses	375.2	390.0	521.8	426.2	314.2
Selling and administrative expenses	615.9	635.7	853.9	689.1	548.2
Depreciation and amortization	40.5	42.5	56.9	37.6	17.1
Merger and integration expenses	19.6	28.6	34.9	75.1	—
Restructuring charges	7.2	8.6	11.3	4.0	37.9

Operating income (loss)	62.6	55.6	78.6	(6.4)	(1.8)
Interest expense, net	21.1	19.8	27.0	14.0	—
Other expense (income), net	6.3	3.7	6.7	1.2	(2.2)

Income (loss) from continuing operations before income taxes	35.2	32.1	44.9	(21.6)	0.4
Income tax expense (benefit)	18.4	15.5	18.2	(2.1)	0.4

Income (loss) from continuing operations	16.8	16.6	26.7	(19.5)	—
Income (loss) from discontinued operations, net of income taxes	—	—	—	(0.1)	0.2

Net income (loss)	$16.8	$16.6	$26.7	$(19.6)	$0.2

Basic earnings (loss) per share	$1.05	$1.04	$1.67	$(1.62)	$0.02
Diluted earnings (loss) per share	$1.04	$1.04	$1.67	$(1.62)	$0.02
Cash Flow Provided by (Used for):
Operating activities	$59.9	$130.5	$113.0	$5.0	$52.2
Investing activities	$(24.7)	$(34.0)	$(44.1)	$19.9	$13.2
Financing activities	$(30.4)	$(99.2)	$(70.4)	$23.0	$(76.6)
Other Selected Data:
Adjusted EBITDA(3)	$142.1	$129.7	$182.0	$122.0	$74.2
Adjusted Free Cash Flow(4)	$74.5	$154.9	$143.8	$56.9

		As of December 31,
	As of September 30, 2016
		2015	2014
	($ in millions)
Balance Sheet Data:
Accounts receivable, net	$1,088.1	$1,037.5	$1,115.1
Inventories	703.7	720.6	673.2
Total assets	2,507.4	2,476.9	2,574.5
Long-term debt, net of current maturities	768.2	800.5	855.0
Financing obligations to related party, less current portion	183.4	197.8	212.4
Defined benefit pension obligations	26.7	28.7	36.3
Other non-current liabilities	116.0	105.6	107.2

(1)
Includes the operating results and cash flows of Unisource for the six months ended December 31, 2014.

(2)
Reflects the operating results and cash flows of xpedx.

(3)
Adjusted EBITDA is the primary financial performance measure we use to manage our businesses, to monitor our results of operations, to measure our performance against the ABL Facility and to incentivize our management. This common metric is intended to align shareholders, debt holders and management. Adjusted EBITDA is a non-GAAP financial measure and is not an alternative to net income, operating income or any other measure prescribed by U.S. generally accepted accounting principles ("GAAP").

We use Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, restructuring charges, non-restructuring stock-based compensation expense, LIFO (income) expense, non-restructuring asset impairment charges, non-restructuring severance charges, non-restructuring pension charges, merger and integration expenses, loss from discontinued operations, net of income taxes, fair value adjustments on the contingent liability associated with the Tax Receivable Agreement ("TRA") and certain other adjustments) because we believe investors commonly use Adjusted EBITDA as a key financial metric for valuing companies such as us.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•
does not reflect our income tax expenses or the cash requirements to pay our taxes; and

•
although depreciation and amortization charges are non-cash charges, it does not reflect that the assets being depreciated and amortized will often have to be replaced in the future, and the foregoing metrics do not reflect any cash requirements for such replacements.

Other companies in the industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. We compensate for these limitations by relying both on our GAAP results and by using Adjusted EBITDA for supplemental purposes. Additionally, Adjusted EBITDA is not an alternative measure of financial performance under GAAP and therefore should be considered in conjunction with net income and other performance measures such as operating income and not as an alternative to such GAAP measures.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss).

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2016	2015	2015	2014(a)	2013(b)
	($ in millions)
Net income (loss)	$16.8	$16.6	$26.7	$(19.6)	$0.2
Interest expense, net	21.1	19.8	27.0	14.0	—
Income tax expense (benefit)	18.4	15.5	18.2	(2.1)	0.4
Depreciation and amortization	40.5	42.5	56.9	37.6	17.1
Restructuring charges	7.2	8.6	11.3	4.0	37.9
Non-restructuring stock-based compensation	7.2	3.0	3.8	4.0	13.1
LIFO (income) expense	(2.7)	(7.8)	(7.3)	6.3	3.4
Non-restructuring asset impairment charges	4.0	—	2.6	—	—
Non-restructuring severance charges	2.4	1.9	3.3	2.6	2.3
Non-restructuring pension charges	2.3	—	—	—	—
Merger and integration expenses	19.6	28.6	34.9	75.1	—
Fair value adjustment on TRA contingent liability	4.8	(0.1)	1.9	1.7	—
Other	0.5	1.1	2.7	(1.7)	—
Loss (income) from discontinued operations, net of income taxes	—	—	—	0.1	(0.2)

Adjusted EBITDA	$142.1	$129.7	$182.0	$122.0	$74.2

(a)
Includes the operating results of Unisource for the six months ended December 31, 2014.

(b)
Reflects the operating results of xpedx.
(4)
We use Free Cash Flow (net cash provided by operating activities less cash invested in capital projects) and Adjusted Free Cash Flow (Free Cash Flow before cash payments for restructuring expenses, integration expenses and integration-related capital expenditures relating to the merger of xpedx and Unisource that occurred on January 1, 2014) because we believe investors commonly use Free Cash Flow and Adjusted Free Cash Flow as key financial metrics for valuing companies such as us. Free Cash Flow and Adjusted Free Cash Flow are non-GAAP financial measures and are not alternatives to net cash provided by operating activities or any other measure prescribed by GAAP.

Free Cash Flow and Adjusted Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Other companies in the industry may calculate Free Cash Flow and Adjusted Free Cash Flow differently than we do, limiting their usefulness as comparative measures. Because of these limitations, Free Cash Flow and Adjusted Free Cash Flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Additionally, Free Cash Flow and Adjusted Free Cash Flow are not alternative measures of liquidity under GAAP and therefore should be considered in conjunction with net cash provided by operating activities and not as alternatives to such GAAP measure.

Set forth below is a reconciliation of Free Cash Flow and Adjusted Free Cash Flow to net cash provided by operating activities.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2016	2015	2015	2014(a)(b)
	($ in millions)
Net cash provided by operating activities	$59.9	$130.5	$113.0	$5.0
Less: capital expenditures	(29.8)	(34.2)	(44.4)	(17.2)

Free Cash Flow	$30.1	$96.3	$68.6	$(12.2)
Add back:
Cash payments for restructuring expenses	4.6	7.2	9.0	1.2
Cash payments for integration expenses	23.3	28.2	36.8	58.4
Cash payments for integration-related capital expenditures	16.5	23.2	29.4	9.5

Adjusted Free Cash Flow	$74.5	$154.9	$143.8	$56.9

(a)
Includes the cash flows of Unisource for the six months ended December 31, 2014.

(b)
Set forth below is a reconciliation of Free Cash Flow and Adjusted Free Cash Flow to net cash provided by operating activities on a pro forma basis for the year ended December 31, 2014. The pro forma adjustments assume that the merger of xpedx and Unisource occurred on January 1, 2014 and include Unisource's cash flows from January 1, 2014 to June 30, 2014 as well as purchase accounting adjustments and adjustments for one-time costs relating to the merger. The pro forma results do not reflect events that have occurred or may occur after the merger, including the impact of any synergies expected to result from the merger. Accordingly, the unaudited pro forma financial information is not necessarily indicative of net cash provided by operating activities, Free Cash Flow or Adjusted Free Cash Flow as they would have been had the merger been effected on the assumed date, nor is it necessarily an indication of future net cash provided by operating activities, Free Cash Flow or Adjusted Free Cash Flow.

	For the Year Ended December 31, 2014
	Veritiv As Reported	Pro Forma Adjustments	Veritiv Pro Forma
	($ in millions)
Net cash provided by operating activities	$5.0	$48.4	$53.4
Less: capital expenditures	(17.2)	(6.6)	(23.8)

Free Cash Flow	$(12.2)	$41.8	$29.6
Add back:
Cash payments for restructuring expenses	1.2	0.2	1.4
Cash payments for integration expenses	58.4	14.1	72.5
Cash payments for integration-related capital expenditures	9.5	0.7	10.2

Adjusted Free Cash Flow	$56.9	$56.8	$113.7

USE OF PROCEEDS

              All of the shares of our common stock offered hereby are being sold by the selling stockholder. The selling stockholder will receive all of the net proceeds from this offering. We will not receive any proceeds from the sale of shares of our common stock in this offering.

              Pursuant to the terms of that certain registration rights agreement, dated July 1, 2014, between us and the selling stockholder, we are obligated to pay certain expenses related to this offering (other than underwriting discounts paid to the underwriters and transfer taxes, if any, with respect to the shares being sold by the selling stockholder), including reasonable fees and disbursements of counsel to the selling stockholder.

COMMON STOCK PRICE RANGE AND DIVIDENDS

              Our common stock trades on the NYSE under the symbol "VRTV." A "when-issued" trading market for our common stock began on the NYSE on June 18, 2014, and "regular-way" trading of our common stock began on July 2, 2014. The table set forth below provides, for the quarters indicated, the intraday high and low sales prices per share of our common stock.

	Price Range
	High	Low
2016
Fourth Quarter (through November 14, 2016)	$56.70	$49.63
Third Quarter	$52.49	$37.05
Second Quarter	$42.25	$34.10
First Quarter	$39.23	$27.44
2015
Fourth Quarter	$44.80	$35.72
Third Quarter	$39.04	$32.77
Second Quarter	$45.68	$35.05
First Quarter	$54.50	$43.82
2014
Fourth Quarter	$52.23	$40.93
Third Quarter (beginning July 2, 2014)	$53.21	$31.94

              The closing sale price of our common stock, as reported on the NYSE on November 14, 2016, was $52.05 per share. As of November 4, 2016, there were 6,627 holders of record of our common stock. This figure does not reflect the beneficial ownership of shares held in nominee name.

              We have not historically paid dividends on our common stock. We currently intend to invest our future earnings, if any, to fund our growth, to develop our business, to repay indebtedness, for working capital needs and for general corporate purposes. Any payment of dividends will be at the discretion of our board of directors and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our board of directors may deem relevant.

 SELLING STOCKHOLDER

              We and the selling stockholder are party to a registration rights agreement that provides the selling stockholder with customary demand and piggyback registration rights, and the registration statement of which this prospectus supplement and the accompanying prospectus form a part was filed in connection therewith. The shares offered by this prospectus supplement are the subject of a take-down notice issued by the selling stockholder pursuant to that agreement. In connection with the merger of xpedx and Unisource, we and the selling stockholder also entered into a tax receivable agreement that sets forth the terms by which we generally will be obligated to pay the selling stockholder an amount equal to 85% of the U.S. federal, state and Canadian income tax savings that we actually realize as a result of the utilization of Unisource's net operating losses attributable to taxable periods prior to the date of the merger. In the normal course of business, we also purchase certain inventory items from, and sell certain inventory items to, Georgia-Pacific LLC, which holds an interest in the selling stockholder. For additional information, please refer to Note 5, Related Party Transactions, to the unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement and Note 9, Related Party Transactions, to the consolidated and combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus supplement. Other than as described above, the selling stockholder has had no material relationship with us within the last three years.

              The following table provides the name of the selling stockholder, information known to us regarding beneficial ownership of our common stock by the selling stockholder as of November 4, 2016 and the number of shares of our common stock offered by the selling stockholder in this offering.

              Information with respect to beneficial ownership is based on our records, information filed with the SEC or information furnished to us by the selling stockholder. Beneficial ownership has been determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and investment power with respect to those securities.

				Shares Beneficially Owned After this Offering and the Share Repurchase(1)(2)
	Shares Beneficially Owned Prior to this Offering(1)			(Assuming the Underwriters' Option is Not Exercised)		(Assuming the Underwriters' Option is Exercised in Full)
			Number of Shares Offered Hereby
Name of Selling Stockholder	Number	%		Number	%	Number	%
UWW Holdings, LLC(3)	7,840,000	49.0%	1,568,000	6,272,000	40.0%	6,083,840	38.8%

(1)
Percentages are based on 16,001,132 shares of our common stock issued and outstanding as of November 4, 2016.

(2)
Percentages assume completion of the repurchase of 313,600 shares of our common stock by us from the underwriters concurrently with the closing of this offering.

(3)
Voting and dispositive power with respect to the shares of common stock held by UWW Holdings, LLC is exercised by majority vote through a three-member board of managers comprised of Jay Corrigan, Todd M. Cook and David G. Park. Bain Capital Fund VII, L.P. and Bain Capital VII Coinvestment Fund, L.P. have the right to appoint two of the three members of the board of managers.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

              The following discussion should be read in conjunction with our unaudited condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus supplement. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under the heading "Risk Factors" beginning on page 1 of the accompanying prospectus, "Special Note Regarding Forward-Looking Statements" and elsewhere in this prospectus supplement and the accompanying prospectus.

Executive Overview

Business Overview

              Veritiv is a leading North American business-to-business distributor of print, publishing, packaging and facility solutions. Additionally, Veritiv provides logistics and supply chain management solutions to its customers. Veritiv was established in 2014, following the merger of xpedx and Unisource. The Company operates from approximately 180 distribution centers primarily throughout the U.S., Canada and Mexico.

              Veritiv's business is organized under four reportable segments: print, publishing, packaging and facility solutions. This segment structure is consistent with the way the Chief Operating Decision Maker, who is Veritiv's Chief Executive Officer, makes operating decisions and manages the growth and profitability of the Company's business. The Company also has a Corporate & Other category, which includes certain assets and costs not primarily attributable to any of the reportable segments, as well as the Veritiv logistics solutions business, which provides transportation and warehousing solutions. The following summary describes the products and services offered in each of the reportable segments:

  •
  Print—The Print segment sells and distributes commercial printing, writing, copying, digital, wide format and specialty paper products, graphics consumables and graphics equipment primarily in the U.S., Canada and Mexico. This segment also includes customized paper conversion services of commercial printing paper for distribution to document centers and form printers. Veritiv's broad geographic platform of operations coupled with the breadth of paper and graphics products, including exclusive private brand offerings, provides a foundation to service national, regional and local customers across North America.

  •
  Publishing—The Publishing segment sells and distributes coated and uncoated commercial printing papers to publishers, retailers, converters, printers and specialty businesses for use in magazines, catalogs, books, directories, gaming, couponing, retail inserts and direct mail. This segment also provides print management, procurement and supply chain management solutions to simplify paper and print procurement processes for Veritiv's customers.

  •
  Packaging—The Packaging segment provides standard as well as custom and comprehensive packaging solutions for customers based in North America and in key global markets. The business is strategically focused on higher growth industries including light industrial/general manufacturing, food production, fulfillment and internet retail, as well as niche verticals based on geographical and functional expertise. Veritiv's packaging professionals create customer value through supply chain solutions, structural and graphic packaging design and engineering, automation, workflow and equipment services, contract packaging, and kitting and fulfillment.

  •
  Facility Solutions—The Facility Solutions segment sources and sells cleaning, break-room and other supplies such as towels, tissues, wipers and dispensers, can liners, commercial cleaning chemicals, soaps and sanitizers, sanitary maintenance supplies and equipment, safety and hazard supplies, and shampoos and amenities primarily in the U.S., Canada and Mexico. Through this segment, Veritiv manages a world class network of leading suppliers in most facilities solutions categories. Additionally, the Company offers total cost of ownership solutions with re-merchandising, budgeting and compliance reporting, inventory management, and a sales-force trained to bring leading vertical expertise to the major North American geographies.

Seasonality

              The Company's operating results are subject to seasonal influences. Historically, the highest consolidated net sales, net income and consequently Adjusted EBITDA, occur during the third quarter while the lowest consolidated net sales, net income and consequently Adjusted EBITDA occur during the first quarter. Within the Print and Publishing segments, seasonality is driven by increased magazine advertising page counts, retail inserts, catalogs and direct mail primarily due to back-to-school, political election and holiday-related advertising and promotions in the second half of the year. The Packaging segment net sales tend to increase each quarter throughout the year, and net sales for the first quarter are typically less than net sales for the fourth quarter of the preceding year. Production schedules for non-durable goods that buildup to the holidays and peak in the fourth quarter drive this seasonal net sales pattern. Net sales for the Facility Solutions segment tend to be highest during the third quarter due to increased summer demand in the away-from-home resort, cruise and hospitality markets and activities related to back-to-school.

Results of Operations, Including Business Segments

              The following discussion compares the consolidated operating results of Veritiv for the three and nine months ended September 30, 2016 and 2015:

	Three Months Ended September 30,		Increase (Decrease)		Nine Months Ended September 30,		Increase (Decrease)
(in millions)	2016	2015	$	%	2016	2015	$	%
Net sales	$2,126.6	$2,219.8	$(93.2)	(4.2)%	$6,207.2	$6,517.0	$(309.8)	(4.8)%
Cost of products sold (exclusive of depreciation and amortization shown separately below)	1,743.8	1,825.8	(82.0)	(4.5)%	5,086.2	5,356.0	(269.8)	(5.0)%
Distribution expenses	126.0	129.8	(3.8)	(2.9)%	375.2	390.0	(14.8)	(3.8)%
Selling and administrative expenses	207.3	207.1	0.2	0.1%	615.9	635.7	(19.8)	(3.1)%
Depreciation and amortization	13.4	13.7	(0.3)	(2.2)%	40.5	42.5	(2.0)	(4.7)%
Integration expenses	7.3	8.3	(1.0)	(12.0)%	19.6	28.6	(9.0)	(31.5)%
Restructuring charges	5.8	3.0	2.8	93.3%	7.2	8.6	(1.4)	(16.3)%

Operating income	23.0	32.1	(9.1)	(28.3)%	62.6	55.6	7.0	12.6%
Interest expense, net	8.2	7.0	1.2	17.1%	21.1	19.8	1.3	6.6%
Other expense (income), net	1.2	1.7	(0.5)	(29.4)%	6.3	3.7	2.6	70.3%

Income before income taxes	13.6	23.4	(9.8)	(41.9)%	35.2	32.1	3.1	9.7%
Income tax expense	8.0	8.9	(0.9)	(10.1)%	18.4	15.5	2.9	18.7%

Net income	$5.6	$14.5	$(8.9)	(61.4)%	$16.8	$16.6	$0.2	1.2%

Net Sales

              For the three and nine months ended September 30, 2016, net sales declined primarily due to declines in the Print and Publishing segments. See "—Segment Results" for additional discussion.

Cost of Products Sold

              For the three and nine months ended September 30, 2016, the decrease in cost of products sold was primarily due to the decline in sales as previously discussed. See "—Segment Results" for additional discussion.

Distribution Expenses

              For the three months ended September 30, 2016, distribution expenses declined due to (i) a $2.3 million decrease in third-party freight expense primarily due to lower diesel prices and lower sales volume, (ii) a $1.8 million decrease in temporary employee expenses and (iii) a $1.6 million decrease in rent and lease expense primarily attributable to warehouse consolidations. These improvements were partially offset by a $2.3 million increase in pension expense attributable to the withdrawal from a multi-employer pension plan. The withdrawal was unrelated to the Company's restructuring activities. As discussed below, the Company also incurred charges to withdraw from a multi-employer pension plan related to restructuring activities.

              For the nine months ended September 30, 2016, distribution expenses declined due to (i) a $7.6 million decrease in labor costs primarily attributable to a decrease in temporary employees, (ii) a $5.2 million decrease in transportation expenses primarily due to lower diesel prices and lower sales volume and (iii) a $5.0 million decrease in facilities expenses primarily due to warehouse consolidations. These improvements were partially offset by a $2.3 million increase in pension expense as previously discussed.

Selling and Administrative Expenses

              For the three months ended September 30, 2016, selling and administrative expenses increased primarily due to (i) a $5.5 million increase in personnel expenses driven by the addition of new sales representatives, merit increases, and higher medical and workers' compensation insurance expense and (ii) a $3.0 million impairment charge attributable to the Publishing segment's customer relationship intangible asset. These increases were partially offset by (i) a $1.4 million decrease in commissions expense due to lower sales volume and (ii) a $1.3 million decrease in travel and entertainment expenses. In 2013, xpedx advanced funds to commissionable sales representatives to compensate them for a change in the timing of commission payments. During the third quarter of 2016, the Company recovered a portion of those advances, which further reduced commission expense by $4.9 million. The Company expects to recover an additional $1.0 million in the fourth quarter of 2016.

              For the nine months ended September 30, 2016, selling and administrative expenses declined primarily due to (i) a $8.1 million decrease in commission expense primarily due to lower sales volume and the previously mentioned advance recovery, (ii) a $6.3 million decrease in bad debt expense primarily due to favorable collections experience, (iii) a $3.2 million rebate from a pharmaceutical benefits management provider covering the years 2014 and 2015, (iv) a $3.0 million decrease in incentive compensation expense, (v) a $2.4 million reduction in facilities expense driven by lower rent and utilities cost, (vi) a $2.0 million decrease in ongoing health and welfare expense due to favorable claims experience and (vii) a $1.9 million reduction in travel and entertainment expense. These decreases were partially offset by (i) a $7.6 million increase in wages due to annual merit increases and the addition of new sales representatives and (ii) the $3.0 million impairment charge previously discussed.

Depreciation and Amortization

              For the three and nine months ended September 30, 2016, depreciation and amortization expense declined by $0.3 million and $2.0 million, respectively. The decline for the nine month period was primarily due to $2.2 million of amortization for intangible assets acquired in the Merger that were fully amortized as of June 30, 2015.

Integration Expenses

              See Note 2, Integration and Restructuring Charges, to the unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement for additional information related to the Company's integration efforts.

Restructuring Charges

              For the three months ended September 30, 2016, restructuring expenses increased primarily due to a $5.0 million charge attributable to the partial withdrawal from a multi-employer pension plan. The charge was recognized in connection with the announced consolidation of warehouse facilities as part of the Company's overall restructuring plan. The Company expects to incur similar charges in future periods in connection with its ongoing restructuring activities.

              For the nine months ended September 30, 2016, restructuring expenses declined primarily due to (i) a $2.7 million gain on the sale of a closed facility, (ii) a $2.2 million decrease in relocation expenses and (iii) a $1.7 million decrease in severance expenses. These declines were partially offset by the $5.0 million charge attributable to the partial withdrawal from a multi-employer pension plan as previously discussed.

              See Note 2, Integration and Restructuring Charges, to the unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement for additional information related to the Company's restructuring efforts. The Company may continue to record restructuring charges in the future as restructuring activities progress.

Interest Expense, Net

              For the three months ended September 30, 2016, interest expense increased due to a $1.9 million write-off of deferred financing fees resulting from an amendment to the ABL Facility. See Note 3, Debt, to the unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement for additional information related to the ABL Facility.

              For the nine months ended September 30, 2016, interest expense increased due to the previously mentioned write-off of deferred financing fees.

Other expense (income), net

              For the three months ended September 30, 2016, the decrease in other expense (income), net resulted from a $1.1 million decline in foreign exchange losses that was partially offset by a $0.7 million increase in the fair value of the TRA.

              For the nine months ended September 30, 2016, the increase in other expense (income), net was driven by (i) a $4.9 million increase in the fair value of the TRA and (ii) a $1.3 million charge for the settlement of a financing obligation related to a leased facility the Company purchased. These increases were partially offset by a $3.4 million reduction in foreign exchange losses.

Effective Tax Rate

              Veritiv's effective tax rate was 58.8% and 38.0% for the three months ended September 30, 2016 and 2015, respectively. Veritiv's effective tax rate was 52.3% and 48.3% for the nine months ended September 30, 2016 and 2015, respectively. The difference between the Company's effective tax rate and the U.S. statutory tax rate of 35.0% is principally related to the non-recognition of tax benefits on certain losses, non-deductible expenses, state income taxes (net of federal benefit), and adjustments to uncertain tax positions. Additionally, the effective tax rate for the three and nine months ended September 30, 2015 includes the recognition of U.S. tax benefit with respect to foreign exchange loss on the capitalization of an intercompany loan with the Company's Canadian subsidiary.

              The historic volatility of the Company's effective tax rate has been primarily due to both the low level of pre-tax income as well as variations in the Company's income (loss) by jurisdiction. Over time and with higher pre-tax income, the Company estimates its effective tax rate will trend toward approximately 40%. However, the effective tax rate may vary significantly due to potential fluctuations in the amount and source, including both foreign and domestic, of pre-tax income and changes in amounts of non-deductible expenses and other items that could impact the effective tax rate.

Segment Results

              Due to the shared nature of the distribution network, distribution expenses are not a specific charge to each segment, but are instead allocated to each segment based primarily on operational metrics that correlate with changes in volume. Accordingly, distribution expenses allocated to each segment are highly interdependent on the results of other segments. Lower volume in any segment that is not offset by a reduction in distribution expenses can result in the other segments absorbing a larger share of distribution expenses. Conversely, higher volume in any segment can result in the other segments absorbing a smaller share of distribution expenses. The impact of this at the segment level is that the changes in distribution expense trends may not correspond with volume trends within a particular segment.

              The Company sells thousands of products. In the Print, Packaging and Facility Solutions segments, Veritiv is unable to compute the impact of changes in sales volume based on changes in sales of each individual product. Rather, the Company assumes that the margin stays constant and estimates the volume impact based on changes in cost of products sold as a proxy for the change in sales volume. After any other significant sales variances are identified, the remaining sales variance is attributed to price/mix.

              The Company approximates foreign currency effects by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.

              The Company believes that the decline in demand for paper and related products is due to the widespread use of electronic media and permanent product substitution, more e-commerce, less print advertising, fewer catalogs and a reduced volume of direct mail, among other factors. This trend is expected to continue and will place continued pressure on the Company's revenues and profit margins and make it more difficult to maintain or grow Adjusted EBITDA within the Print and Publishing segments.

              Included in the following table are net sales and Adjusted EBITDA for each of the reportable segments reconciled to the combined totals:

(in millions)	Print	Publishing	Packaging	Facility Solutions	Corporate & Other	Total
Three Months Ended September 30, 2016
Net sales	$788.2	$248.4	$730.1	$328.7	$31.2	$2,126.6
Adjusted EBITDA	$20.0	$6.6	$59.5	$13.0	$(42.0)	$57.1
Adjusted EBITDA as a % of net sales	2.5%	2.7%	8.1%	4.0%	*	2.7%
Three Months Ended September 30, 2015
Net sales	$832.4	$303.0	$722.3	$331.4	$30.7	$2,219.8
Adjusted EBITDA	$23.2	$9.3	$59.0	$12.7	$(43.6)	$60.6
Adjusted EBITDA as a % of net sales	2.8%	3.1%	8.2%	3.8%	*	2.7%
Nine Months Ended September 30, 2016
Net sales	$2,299.0	$763.2	$2,106.4	$951.6	$87.0	$6,207.2
Adjusted EBITDA	$55.7	$16.4	$165.4	$34.3	$(129.7)	$142.1
Adjusted EBITDA as a % of net sales	2.4%	2.1%	7.9%	3.6%	*	2.3%
Nine Months Ended September 30, 2015
Net sales	$2,465.6	$906.9	$2,097.1	$965.0	$82.4	$6,517.0
Adjusted EBITDA	$57.1	$23.1	$156.5	$30.2	$(137.2)	$129.7
Adjusted EBITDA as a % of net sales	2.3%	2.5%	7.5%	3.1%	*	2.0%

*
—not meaningful

Print

              The table below presents selected data for the Print segment:

			2016 vs. 2015			2016 vs. 2015
	Three Months Ended September 30,			Nine Months Ended September 30,
			Increase (Decrease) %			Increase (Decrease) %
(in millions)	2016	2015		2016	2015
Net sales	$788.2	$832.4	(5.3)%	$2,299.0	$2,465.6	(6.8)%
Adjusted EBITDA	$20.0	$23.2	(13.8)%	$55.7	$57.1	(2.5)%
Adjusted EBITDA as a % of net sales	2.5%	2.8%		2.4%	2.3%

              The table below presents the components of the net sales change compared to the prior year:

	Increase (Decrease)
	Three Months Ended September 30,	Nine Months Ended September 30,
(in millions)	2016 vs. 2015	2016 vs. 2015
Volume	$(43.7)	$(162.8)
Foreign currency	(0.2)	(8.7)
Price/Mix	(0.3)	4.9

Total change	$(44.2)	$(166.6)

    Comparison of the Three Months Ended September 30, 2016 and September 30, 2015

              The net sales decrease was primarily attributable to the continued erosion in sales volume from the secular decline in the paper industry.

              The Adjusted EBITDA decrease was primarily due to (i) a $6.3 million reduction from the decline in sales volume and (ii) a $1.8 million decrease attributed to cost of products sold decreasing less than net sales. These decreases were partially offset by (i) a $3.3 million reduction in distribution expenses resulting from lower utilization of the Veritiv distribution network due to lower sales volume and (ii) a $1.6 million reduction in selling and general administrative personnel expenses.

    Comparison of the Nine Months Ended September 30, 2016 and September 30, 2015

              The net sales decrease was primarily attributable to the continued erosion in sales volume from the secular decline in the paper industry as well as strategic customer choices made in the prior year.

              The Adjusted EBITDA decrease was primarily due to a $23.4 million reduction from the decline in sales volume. This decrease was partially offset by (i) a $11.6 million decrease in distribution expenses resulting from lower utilization of the Veritiv distribution network because of lower sales volume, (ii) a $4.1 million decrease in bad debt expense resulting from favorable collection experience, (iii) a $3.9 million reduction in selling and general administrative personnel expenses resulting from lower incentive compensation, (iv) a $1.3 million increase attributed to cost of products sold decreasing faster than net sales primarily due to improved sourcing and (v) a $1.0 million decrease in commission expense primarily attributable to lower sales volume.

Publishing

              The table below presents selected data for the Publishing segment:

			2016 vs. 2015			2016 vs. 2015
	Three Months Ended September 30,			Nine Months Ended September 30,
			Increase (Decrease) %			Increase (Decrease) %
(in millions)	2016	2015		2016	2015
Net sales	$248.4	$303.0	(18.0)%	$763.2	$906.9	(15.8)%
Adjusted EBITDA	$6.6	$9.3	(29.0)%	$16.4	$23.1	(29.0)%
Adjusted EBITDA as a % of net sales	2.7%	3.1%		2.1%	2.5%

              The table below presents the components of the net sales change compared to the prior year:

	Increase (Decrease)
(in millions)	Three Months Ended September 30,	Nine Months Ended September 30,
	2016 vs. 2015	2016 vs. 2015
Volume	$(45.8)	$(123.4)
Foreign currency	—	(0.1)
Price/Mix	(8.8)	(20.2)

Total change	$(54.6)	$(143.7)

    Comparison of the Three Months Ended September 30, 2016 and September 30, 2015

              Approximately $21.7 million of the decrease in net sales was attributable to the loss of three customers. The remaining decrease was primarily attributable to the continued erosion in sales volume from the secular decline in the paper industry and unfavorable changes in price/mix.

              The Adjusted EBITDA decrease was primarily due to a $3.2 million decrease due to lower sales volume. This decrease was partially offset by a $0.5 million decline in commissions expense due to lower sales volume.

    Comparison of the Nine Months Ended September 30, 2016 and September 30, 2015

              Approximately $65.4 million of the decrease in net sales was attributable to the loss of six customers. The remaining decrease was primarily attributable to the continued erosion in sales volume from the secular decline in the paper industry and unfavorable changes in price/mix.

              The Adjusted EBITDA decrease was primarily due to (i) a $8.0 million decrease due to lower sales volume and (ii) a $2.3 million decrease attributed to cost of products sold decreasing less than net sales. These declines were partially offset by (i) a $2.2 million decrease in commission expense due to lower sales volume, (ii) a $0.8 million decrease in bad debt expense because of favorable collections experience and (iii) a $0.4 million decrease in incentive compensation expense.

Packaging

              The table below presents selected data for the Packaging segment:

			2016 vs. 2015			2016 vs. 2015
	Three Months Ended September 30,			Nine Months Ended September 30,
			Increase (Decrease) %			Increase (Decrease) %
(in millions)	2016	2015		2016	2015
Net sales	$730.1	$722.3	1.1%	$2,106.4	$2,097.1	0.4%
Adjusted EBITDA	$59.5	$59.0	0.8%	$165.4	$156.5	5.7%
Adjusted EBITDA as a % of net sales	8.1%	8.2%		7.9%	7.5%

              The table below presents the components of the net sales change compared to the prior year:

	Increase (Decrease)
(in millions)	Three Months Ended September 30,	Nine Months Ended September 30,
	2016 vs. 2015	2016 vs. 2015
Volume	$11.2	$23.7
Foreign currency	(3.3)	(17.3)
Price/Mix	(0.1)	2.9

Total change	$7.8	$9.3

    Comparison of the Three Months Ended September 30, 2016 and September 30, 2015

              The net sales increase was primarily attributable to growth in our international operations.

              The increase in Adjusted EBITDA was primarily due to a $2.7 million improvement from increased sales volume that was partially offset by (i) a $1.4 million increase in personnel expenses primarily attributable to the addition of new sales representatives and (ii) a $1.0 million increase in distribution expenses resulting from increased utilization of the Veritiv distribution network.

    Comparison of the Nine Months Ended September 30, 2016 and September 30, 2015

              The net sales increase was primarily attributable to growth in our international operations.

              The Adjusted EBITDA increase was primarily due to (i) a $7.2 million improvement attributed to cost of products sold increasing at a slower rate than net sales due to improved sourcing and (ii) a $5.6 million improvement from increased sales volume. These improvements were partially offset by (i) a $2.6 million increase in distribution expenses resulting from increased utilization of the Veritiv distribution network and (ii) a $1.5 million increase in personnel expenses primarily attributable to the addition of new sales representatives.

Facility Solutions

              The table below presents selected data for the Facility Solutions segment:

			2016 vs. 2015			2016 vs. 2015
	Three Months Ended September 30,			Nine Months Ended September 30,
			Increase (Decrease) %			Increase (Decrease) %
(in millions)	2016	2015		2016	2015
Net sales	$328.7	$331.4	(0.8)%	$951.6	$965.0	(1.4)%
Adjusted EBITDA	$13.0	$12.7	2.4%	$34.3	$30.2	13.6%
Adjusted EBITDA as a % of net sales	4.0%	3.8%		3.6%	3.1%

              The table below presents the components of the net sales change compared to the prior year:

	Increase (Decrease)
(in millions)	Three Months Ended September 30,	Nine Months Ended September 30,
	2016 vs. 2015	2016 vs. 2015
Volume	$(5.8)	$(3.2)
Foreign currency	0.1	(9.0)
Price/Mix	3.0	(1.2)

Total change	$(2.7)	$(13.4)

    Comparison of the Three Months Ended September 30, 2016 and September 30, 2015

              The net sales decrease was primarily attributable to an overall decline in the U.S. operations of $6.6 million that was partially offset by a $4.1 million increase in Canadian operations.

              The Adjusted EBITDA improvement was primarily due to (i) a $1.3 million improvement attributed to cost of products sold decreasing at a faster rate than net sales due to improved sourcing and (ii) a $0.3 million decrease in commissions due to lower net sales. This improvement was partially offset by a $1.3 million decrease in sales volume.

    Comparison of the Nine Months Ended September 30, 2016 and September 30, 2015

              The net sales decrease was primarily attributable to a $14.7 million decline in the U.S. operations and the impact of changes in foreign currency exchange rates which reduced net sales by $9.0 million. These factors were partially offset by an $11.0 million increase in the Canadian operations.

              The Adjusted EBITDA improvement was primarily due to (i) a $1.2 million improvement attributable to cost of products sold decreasing at a faster rate than net sales due to improved sourcing, (ii) a $0.8 million decrease in bad debt expense due to favorable collections experience, (iii) a $0.8 million decrease in commissions due to lower sales volume, (iv) a $0.8 million decrease in distribution expenses due to a reduction in personnel expenses and (v) a $0.5 million reduction in selling and administrative personnel costs.

Corporate & Other

              The table below presents selected data for Corporate & Other:

			2016 vs. 2015			2016 vs. 2015
	Three Months Ended September 30,			Nine Months Ended September 30,
			Increase (Decrease) %			Increase (Decrease) %
(in millions)	2016	2015		2016	2015
Net sales	$31.2	$30.7	1.6%	$87.0	$82.4	5.6%
Adjusted EBITDA	$(42.0)	$(43.6)	(3.7)%	$(129.7)	$(137.2)	(5.5)%

    Comparison of the Three Months Ended September 30, 2016 and September 30, 2015

              Net sales increased $0.5 million, or 1.6%, due to continued growth in freight brokerage services.

              The Adjusted EBITDA improvement was due to a $4.9 million recovery of commission advances as previously discussed, which was partially offset by a $3.7 million increase in personnel expenses due to less favorable health and welfare claims experience as compared to the experience in the prior year quarter.

    Comparison of the Nine Months Ended September 30, 2016 and September 30, 2015

              Net sales increased $4.6 million, or 5.6%, due to continued growth in freight brokerage services.

              The Adjusted EBITDA improvement was primarily due to (i) the $4.9 million commissions advance recovery and (ii) a $3.2 million rebate from a pharmaceutical benefits management provider covering the years 2014 and 2015. The rebate had been deferred until the contract with the provider was finalized.

Liquidity and Capital Resources

              The cash requirements of the Company are provided by cash flows from operations and borrowings under the ABL Facility. The following table sets forth a summary of cash flows:

	Nine Months Ended September 30,
(in millions)	2016	2015
Net cash provided by (used for):
Operating activities	$59.9	$130.5
Investing activities	(24.7)	(34.0)
Financing activities	(30.4)	(99.2)

Operating Activities

              Net cash provided by operating activities decreased by $70.6 million compared to the prior year. Accounts receivable and related party receivable increased due to a September increase in Print segment net sales as a result of election cycle spending and an increase in days sales outstanding in the Packaging segment. The decline in inventories is the result of a focused initiative to reduce inventory levels in our warehouses. The change in accounts payable and related party payable is due to the timing of payments. The increase in accrued payroll and benefits is due to the timing of commission payments and lower incentive compensation accruals. A large portion of the change in other is related to higher income tax payment accruals.

Investing Activities

              Net cash used for investing activities decreased by $9.3 million compared to the prior year due to lower capital expenditures and increased proceeds from asset sales.

Financing Activities

              Net cash used for financing activities decreased by $68.8 million compared to the prior year primarily due to lower net repayments on the ABL Facility and a favorable change in book overdrafts. In the third quarter of 2016, the Company incurred and deferred $2.0 million of new financing fees associated with an amendment to the ABL Facility, reflected in other non-current assets in the condensed consolidated balance sheets, which will be amortized to interest expense on a straight-line basis over the amended term of the ABL Facility.

Funding and Liquidity Strategy

              On August 11, 2016, the Company amended its ABL Facility to, among other things, extend the maturity date to August 11, 2021. All other significant terms remained consistent. See Note 3, Debt, to the unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement for additional information regarding the Company's debt position.

              Availability under the ABL Facility is determined based upon a monthly borrowing base calculation which includes eligible customer receivables and inventory, less outstanding borrowings, letters of credit and certain designated reserves. As of September 30, 2016, the available additional borrowing capacity under the ABL Facility was approximately $442.1 million.

              Veritiv's ability to fund its capital needs will depend on its ongoing ability to generate cash from operations, borrowings under the ABL Facility and funds received from capital market offerings. If Veritiv's cash flows from operating activities are lower than expected, the Company may need to borrow under the ABL Facility, incur additional debt or issue additional equity. Although management believes that the arrangements currently in place will permit Veritiv to finance its operations on acceptable terms and conditions, the Company's access to, and the availability of, financing on acceptable terms and conditions in the future will be impacted by many factors, including (i) the liquidity of the overall capital markets and (ii) the current state of the economy.

              The ABL Facility has a springing minimum fixed charge coverage ratio of at least 1.00 to 1.00 on a trailing four-quarter basis, which will be tested only when specified availability is less than the limits outlined under the ABL Facility. At September 30, 2016, the above test was not applicable and is not expected to be applicable in the next 12 months.

              Veritiv's management expects that the Company's primary future cash needs will be for working capital, capital expenditures, contractual commitments and strategic investments. Additionally, management expects that cash provided by operating activities and available capacity under the ABL Facility will provide sufficient funds to operate the business and meet other liquidity needs.

Off-Balance Sheet Arrangements

              Veritiv does not have any off-balance sheet arrangements as of September 30, 2016, other than operating lease obligations and the letters of credit under the ABL Facility. The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

              As mentioned above, the Company amended the terms of its ABL Facility. See Note 3, Debt, to the unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement for additional information regarding this amendment.

              During the third quarter of 2016, the Company recorded charges related to the complete withdrawal from a multi-employer pension plan and the partial withdrawal from another multi-employer pension plan. A $5.0 million charge was recorded as part of the Company's restructuring efforts and an additional $2.3 million charge was recorded as distribution expense as it was unrelated to restructuring efforts. See Note 2, Integration and Restructuring Charges, to the unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement for additional information regarding these transactions. Final charges for both withdrawals will not be known until the plans issue their respective determinations. Currently, the Company expects payments will occur over an approximate 20 year period. The Company expects to incur similar charges in future periods in connection with its ongoing restructuring activities.

              There have been no other material changes to the Company's contractual obligations from those disclosed in Veritiv's Annual Report on Form 10-K for the year ended December 31, 2015.

Critical Accounting Policies and Estimates

              There have been no material changes to the Company's critical accounting policies and estimates from those disclosed in Veritiv's Annual Report on Form 10-K for the year ended December 31, 2015.

Recently Issued Accounting Standards

              See Note 1, Business and Summary of Significant Accounting Policies, to the unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement for information regarding recently issued accounting standards.

Quantitative and Qualitative Disclosures about Market Risk

              There have been no material changes in market risk from the information provided in Item 7A "Quantitative and Qualitative Disclosures about Market Risk" of the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. STOCKHOLDERS

              The following is a general discussion of the material U.S. federal income and certain estate tax consequences of the purchase, ownership and disposition of shares of our common stock by a Non-U.S. Stockholder who purchases shares of our common stock during this offering. For purposes of this discussion, a Non-U.S. Stockholder is a beneficial owner of our common stock that is treated for U.S. federal income tax purposes as:

  •
  an individual who is neither a citizen nor a resident of the United States;

  •
  a corporation created or organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia;

  •
  an estate, other than an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, other than a trust (i) the administration of which is subject to the primary supervision of a court within the United States and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

              This discussion does not address the U.S. federal tax consequences to an entity treated as a partnership for U.S. federal income tax purposes or to persons investing through such an entity. If an entity treated as a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership considering an investment in our common stock should consult its own tax advisors as to the U.S. federal income and estate tax consequences of being a partner in a partnership that purchases, owns or disposes of our common stock.

              This summary assumes that our common stock is held as a capital asset (generally, property held for investment). This summary is of a general nature and thus does not address all of the U.S. federal income and estate tax considerations that might be relevant to a Non-U.S. Stockholder in light of its particular circumstances or to a Non-U.S. Stockholder subject to special treatment under U.S. federal tax laws (such as banks, insurance companies, dealers in securities or other Non-U.S. Stockholders that generally mark their securities to market for U.S. federal income tax purposes, foreign governments, international organizations, tax-exempt entities, "controlled foreign corporations," "passive foreign investment companies," certain former citizens or residents of the United States, or Non-U.S. Stockholders that hold our common stock as part of a straddle, hedging transaction, conversion transaction or integrated transaction). Furthermore, this summary does not discuss any aspects of U.S. federal gift, state, local or non-U.S. taxation. This summary is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service (the "IRS") and other applicable authorities, all of which are subject to change or differing interpretation, possibly with retroactive effect. Each prospective purchaser of our common stock is advised to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. tax consequences of purchasing, owning and disposing of our common stock. No assurance exists that the IRS will not challenge any of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, an opinion of counsel with respect to the U.S. federal income or estate tax consequences to a Non-U.S. Stockholder of purchasing, owning and disposing of our common stock.

              PROSPECTIVE INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION AND ANY APPLICABLE TAX TREATY.

Distributions

              If we make distributions on our common stock, the distributions will be dividends for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits. To the extent distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital that will first reduce a Non-U.S. Stockholder's basis in our common stock (determined separately for each share), but not below zero, and then will be treated as gain from the sale of stock (as discussed further below).

              Any dividend paid to a Non-U.S. Stockholder with respect to our common stock generally will be subject to withholding tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). Generally, a Non-U.S. Stockholder must certify as to its eligibility for reduced withholding under an applicable income tax treaty on a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, in order to obtain the benefits of such treaty. A Non-U.S. Stockholder that does not timely provide the applicable withholding agent with the required certification, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Stockholders should consult their own tax advisors regarding their possible entitlement to benefits under a tax treaty.

              If, however, the Non-U.S. Stockholder provides a valid IRS Form W-8ECI, certifying that the dividend is effectively connected with the Non-U.S. Stockholder's conduct of a trade or business within the United States, and otherwise complies with applicable certification requirements, the dividend will not be subject to the withholding tax described above. Instead, such dividend will be subject to U.S. federal income tax in the manner described below under "Effectively Connected Income."

Sale, Exchange or Other Taxable Disposition of Our Common Stock

              Except as otherwise discussed below, a Non-U.S. Stockholder generally will not be subject to U.S. federal income tax on any gain realized upon a sale, exchange or other taxable disposition of our common stock unless (i) such gain is effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Stockholder in the United States), (ii) the Non-U.S. Stockholder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the year in which such sale, exchange or other taxable disposition occurs and certain other conditions are met, or (iii) we are or have been a "United States real property holding corporation" ("USRPHC") for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or other disposition and (y) such Non-U.S. Stockholder's holding period with respect to our common stock, and, provided that our common stock is regularly traded on an established securities market within the meaning of applicable U.S. Treasury regulations, such Non-U.S. Stockholder has held, directly or constructively, at any time during said period, more than 5% of our common stock. We do not believe that we are or will become a USRPHC; however, there can be no assurance in that regard.

              Gain described in clause (i) immediately above will be subject to U.S. federal income tax in the manner described below under "Effectively Connected Income." A Non-U.S. Stockholder described in clause (ii) immediately above will be subject to tax at a 30% rate (or such lower rate specified by an applicable income tax treaty) on the net gain derived from the sale, exchange or other taxable disposition, which may be offset by U.S.-source capital losses of the Non-U.S. Stockholder during the taxable year.

Effectively Connected Income

              Any dividend with respect to, or gain recognized upon a sale, exchange or other taxable disposition of, our common stock that is effectively connected with a trade or business carried on by a

Non-U.S. Stockholder within the United States (and, if an income tax treaty applies, that is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Stockholder in the United States) will be subject to U.S. federal income tax, based on the Non-U.S. Stockholder's net effectively connected income, generally in the same manner as if the Non-U.S. Stockholder were a U.S. person for U.S. federal income tax purposes. If a dividend or gain is effectively connected with a U.S. trade or business of a Non-U.S. Stockholder that is a corporation for U.S. federal income tax purposes, such corporate Non-U.S. Stockholder may also be subject to a "branch profits tax" on its effectively connected earnings and profits (subject to certain adjustments) at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Non-U.S. Stockholders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

FATCA Withholding

              Under legislation commonly known as the Foreign Account Tax Compliance Act or "FATCA," a 30% withholding tax generally will be imposed on dividends with respect to, and the gross proceeds from a disposition after December 31, 2018 of, shares of our common stock paid to (i) a foreign financial institution (as defined in Section 1471(d)(4) of the Code and the U.S. Treasury regulations promulgated thereunder), unless the foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose certain information regarding its U.S. account holders (including certain account holders that are foreign entities that have U.S. owners) and satisfies certain other requirements or is deemed to be compliant with the requirements of FATCA, including pursuant to an intergovernmental agreement, and (ii) certain other non-U.S. entities, unless the entity provides the payor with certain information regarding certain direct and indirect U.S. owners of the entity, or certifies that it has no such U.S. owners, and complies with certain other requirements. All Non-U.S. Stockholders generally will be required to furnish certifications (generally on an IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI) or other documentation to establish an exemption from withholding under FATCA. Even if a Non-U.S. Stockholder provides such certification, FATCA withholding will still apply where our common stock is held through a non-U.S. broker (or other non-U.S. intermediary) that is not FATCA compliant. Under certain circumstances, a Non-U.S. Stockholder may be eligible for refunds or credits of the tax. Non-U.S. Stockholders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in shares of our common stock, including the potential applicability of any intergovernmental agreements entered into between the United States and countries in which such applicable Non-U.S. Stockholders are resident or maintain a branch.

Information Reporting and Backup Withholding

              Annual reporting to the IRS and to each Non-U.S. Stockholder will be required as to the amount of dividends paid to such Non-U.S. Stockholder and the amount, if any, of tax withheld with respect to such dividends. This information may also be made available to the tax authorities in the Non-U.S. Stockholder's country of residence. Dividends generally are not subject to "backup withholding" if the Non-U.S. Stockholder properly certifies as to its non-U.S. status (usually by completing an IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI).

              The payment of the proceeds of the sale, exchange or other disposition of our common stock to or through the U.S. office of a broker will be subject to both backup withholding and information reporting unless the Non-U.S. Stockholder certifies its non-U.S. status on IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI or otherwise establishes an exemption. Information reporting requirements, but generally not backup withholding, will also generally apply to payments of the proceeds of a sale, exchange or other disposition of our common stock by non-U.S. offices of U.S. brokers or non-U.S. brokers with certain types of relationships to the United States unless the Non-U.S. Stockholder certifies its non-U.S. status or otherwise establishes an exemption.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a Non-U.S. Stockholder may be refunded or credited against such Non-U.S. Stockholder's U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Estate Tax

              A Non-U.S. Stockholder who is an individual should note that shares of our common stock (i) owned and held by such individual or (ii) otherwise includible in such individual's gross estate for U.S. federal estate tax purposes (for example, where such shares are owned and held by a trust funded by such individual and with respect to which the individual has retained certain interests or powers), generally will be, absent an applicable treaty, treated as U.S.-situs property subject to U.S. federal estate tax. Accordingly, Non-U.S. Stockholders who are individuals may be subject to U.S. federal estate tax on all or a portion of the value of our common stock owned, directly or indirectly, at the time of their death. Prospective investors who are non-resident alien individuals (or entities includible in such an individual's gross estate for U.S. federal estate tax purposes) are urged to consult their own tax advisors concerning the potential U.S. federal estate tax consequences of owning our common stock.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriters, the selling stockholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholder, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	940,800
SunTrust Robinson Humphrey, Inc.	313,600
Wells Fargo Securities, LLC	313,600

Total	1,568,000

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              Contemporaneously with and subject to the completion of this offering, we will repurchase from the underwriters 313,600 of the 1,568,000 shares of our common stock that are the subject of this offering at a price per share equal to the price at which the underwriters will purchase such shares from the selling stockholder in this offering. See "Prospectus Supplement Summary—Share Repurchase."

              The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $1.2825 per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative. The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

              The following table shows the public offering price, underwriting discounts and proceeds, before expenses, to the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Total (Without Option)	Total (With Option)
Public offering price	$45.0000	$70,560,000	$79,027,200
Underwriting discounts(1)	$2.1375	$2,681,280	$3,083,472
Proceeds, before expenses, to the selling stockholder	$42.8625	$67,208,400	$75,273,408

(1)
The underwriters will not receive any underwriting discounts on the 313,600 shares of our common stock that we will repurchase from the underwriters in connection with the share repurchase.

              The expenses of this offering, including reasonable fees and disbursements of counsel to the selling stockholder but not including underwriting discounts or transfer taxes, if any, are estimated at $650,000 and are payable by us. We are reimbursing the reasonable fees and disbursements of counsel for the underwriters in connection with any required review by the Financial Industry Regulatory Authority, Inc. in connection with this offering (which shall not exceed $20,000) and the qualification of the shares of our common stock being offered under state securities laws, including the preparation of a blue sky survey (which shall not exceed $5,000).

Option to Purchase Additional Shares

              The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional 188,160 shares of our common stock at the public offering price, less underwriting discounts. The underwriters may exercise this option if they sell more shares than the total number of shares set forth in the above table. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We, all of our directors and executive officers and the selling stockholder have agreed not to sell or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, for 60 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any shares of our common stock,

  •
  sell any option or contract to purchase any shares of our common stock,

  •
  purchase any option or contract to sell any shares of our common stock,

  •
  grant any option, right or warrant for the sale of any shares of our common stock,

  •
  otherwise dispose of or transfer any shares of common stock,

  •
  request or demand that we file a registration statement related to our common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any shares of our common stock, whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

              Notwithstanding the foregoing, we and these other persons may engage in one or more of the following transfers without the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, subject to certain conditions:

  (i)
  with respect to the selling stockholder, sales of any shares of our common stock to us or to the underwriters pursuant to the underwriting agreement;

  (ii)
  certain transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our common stock involving a change of control of us provided that our common stock remains subject to the foregoing restrictions if the transaction is not completed and subject to certain reporting conditions under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  (iii)
  bona fide gifts;

  (iv)
  certain transfers to immediate family member or trusts for the direct or indirect benefit of the transferor or immediate family members;

  (v)
  transfers by will or intestacy;

  (vi)
  distributions to members, partners or stockholders of the transferor provided that certain reporting conditions under the Exchange Act are met and the recipient has entered into a lock-up agreement with the representative;

  (vii)
  transfers to affiliates or to any investment fund or other entity controlled or managed by, or under common control or management with, the transferor provided that certain reporting conditions under the Exchange Act are met and that the recipient has entered into a lock-up agreement with the representative; or

  (viii)
  with respect to the selling stockholder, any repurchase by us of shares of our common stock provided that certain reporting conditions under the Exchange Act are met,

provided further, however, that in cases of clauses (iii) through (vii) above, the underwriters receive a signed lock-up agreement for the balance of the lock-up period from each donee, trustee, distributee or transferee, as the case may be.

              Furthermore, these other persons may sell shares of our common stock purchased by one or more of these other persons on the open market following this offering if and only if (i) such sales are not required to be reported in any public report or filing with the SEC, or otherwise, and (ii) these other persons do not otherwise voluntarily effect any public filing or report regarding such sales under the Exchange Act.

              In addition, nothing in the foregoing restrictions shall restrict the ability of these other persons to (a) purchase shares of our common stock on the open market, (b) exercise any option to purchase shares of our common stock granted pursuant to the terms of our equity incentive plans, provided that any such purchased shares will be subject to the restrictions described in a lock-up agreement; or (c) transfer securities to us, or permit us to withhold securities from such other persons, in connection with a cashless exercise of securities pursuant to the terms of our equity incentive plans or the payment of taxes associated with the vesting or exercise of securities granted pursuant to the terms of any such plan provided that certain reporting conditions under the Exchange Act are met.

              This lock-up provision applies to our common stock and to securities convertible into or exchangeable or exercisable for our common stock. It also applies to our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

              Our common stock trades on the NYSE under the symbol "VRTV."

Price Stabilization, Short Positions

              Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

              In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of this offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

              In connection with this offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, certain of the underwriters and/or their affiliates are lenders and/or agents under our ABL Facility.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

              In relation to each Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and any related free writing prospectus may be made to the public in that Relevant Member State, other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

              Each person located in a Relevant Member State to whom any offer of shares is made or who receives any communication in respect of an offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with the representative and the Company that (1) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

              The Company, the representative and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

              For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

              The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

              Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the "FSMA")) in connection with the issue or sale of the shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Company.

              All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

              The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

              Neither this prospectus supplement nor any other offering or marketing material relating to this offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA ("FINMA"), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

              No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC") in relation to this offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

              Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

              The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

              This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

              The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

              The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the "FIEL") and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or to or for the account or benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of any Japanese Person, except pursuant to an exemption from the registration requirements of the FIEL and otherwise in compliance with the FIEL and any other applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

              This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

              Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (b)
  where no consideration is or will be given for the transfer;

  (c)
  where the transfer is by operation of law;

  (d)
  as specified in Section 276(7) of the SFA; or

  (e)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

              The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

              Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

              Pursuant to section 3A.3 (or, in the case of shares issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

              The validity of the shares of common stock being offered hereby will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Davis Polk & Wardwell LLP, New York, New York, is counsel to the underwriters in connection with this offering. Kirkland & Ellis LLP, Chicago, Illinois, is counsel to the selling stockholder in connection with this offering. Certain partners of Kirkland & Ellis LLP are members of a limited partnership that is an investor in one or more investment funds affiliated with Bain Capital Partners, LLC, which is an affiliate of the selling stockholder.

EXPERTS

              The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Veritiv Corporation's internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

              The consolidated financial statements of UWW Holdings, Inc. as of December 31, 2013 and December 29, 2012 and for each of the three years in the period ended December 31, 2013 incorporated in this prospectus supplement and the accompanying prospectus by reference to the Company's prospectus dated June 13, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

              The SEC allows us to "incorporate by reference" certain information into this prospectus supplement and the accompanying prospectus from certain documents that we file with the SEC. By incorporating by reference, we are disclosing important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus supplement or the accompanying prospectus. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into this prospectus supplement and the accompanying prospectus except for any document or portion thereof deemed to be "furnished" and not filed in accordance with SEC rules:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 15, 2016;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 10, 2016;

  •
  our Current Reports on Form 8-K filed with the SEC on January 8, 2016, March 11, 2016 and May 13, 2016;

  •
  our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2016;

  •
  the description of our common stock in our Registration Statement on Form 8-A filed with the SEC on June 5, 2014, including any amendments and reports filed for the purpose of updating such description;

  •
  the audited financial statements of UWW Holdings, Inc. and its subsidiaries for each of the three years in the period ended December 31, 2013 contained in the Company's prospectus filed with the SEC on June 13, 2014 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-193950); and

  •
  the unaudited financial statements of UWW Holdings, Inc. and its subsidiaries for the six months ended June 30, 2014 and June 30, 2013 included as Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the SEC on October 5, 2015.

              The information relating to us contained in this prospectus supplement and the accompanying prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus.

              If you request, either orally or in writing, we will provide you with copies of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Veritiv Corporation, 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328, Attention: Corporate Secretary, or by telephone request to (770) 391-8200. The documents may also be accessed on our website at www.veritivcorp.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

              We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement of which this prospectus supplement and the accompanying prospectus forms a part and the exhibits to the registration statement, at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC's website at www.sec.gov. These documents may also be accessed on our website at www.veritivcorp.com. We are not incorporating by reference into this prospectus supplement or the accompanying prospectus the information on our website, and you should not consider it to be a part hereof or thereof. Information may also be obtained from us at Veritiv Corporation, 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328, telephone (770) 391-8200.

VERITIV CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales (including sales to related party of $8.5, $8.0, $26.6 and $25.0, respectively)	$2,126.6	$2,219.8	$6,207.2	$6,517.0
Cost of products sold (including purchases from related party of $71.4, $67.0, $174.3 and $205.0, respectively) (exclusive of depreciation and amortization shown separately below)	1,743.8	1,825.8	5,086.2	5,356.0
Distribution expenses	126.0	129.8	375.2	390.0
Selling and administrative expenses	207.3	207.1	615.9	635.7
Depreciation and amortization	13.4	13.7	40.5	42.5
Integration expenses	7.3	8.3	19.6	28.6
Restructuring charges	5.8	3.0	7.2	8.6

Operating income	23.0	32.1	62.6	55.6
Interest expense, net	8.2	7.0	21.1	19.8
Other expense (income), net	1.2	1.7	6.3	3.7

Income before income taxes	13.6	23.4	35.2	32.1
Income tax expense	8.0	8.9	18.4	15.5

Net income	$5.6	$14.5	$16.8	$16.6

Earnings per share:
Basic earnings per share	$0.35	$0.91	$1.05	$1.04
Diluted earnings per share	$0.34	$0.91	$1.04	$1.04
Weighted average shares outstanding:
Basic	16.00	16.00	16.00	16.00
Diluted	16.27	16.00	16.05	16.00

See accompanying Notes to Condensed Consolidated Financial Statements.

VERITIV CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$5.6	$14.5	$16.8	$16.6
Other comprehensive income (loss):
Foreign currency translation adjustments	(1.6)	(3.7)	0.6	(10.2)
Change in fair value of cash flow hedge, net of $0.0, $0.2, $0.2 and $0.2 tax, respectively	0.0	(0.4)	(0.3)	(0.4)
Pension liability adjustments, net of $0.0 and $0.1 tax for 2016	—	—	0.2	—

Other comprehensive income (loss)	(1.6)	(4.1)	0.5	(10.6)

Total comprehensive income	$4.0	$10.4	$17.3	$6.0

See accompanying Notes to Condensed Consolidated Financial Statements.

VERITIV CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions, except par value, unaudited)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash	$59.2	$54.4
Accounts receivable, less allowances of $33.9 and $33.3, respectively	1,088.1	1,037.5
Related party receivable	3.5	3.9
Inventories	703.7	720.6
Other current assets	116.0	108.8

Total current assets	1,970.5	1,925.2
Property and equipment (net of depreciation and amortization of $289.8 and $263.0, respectively)	365.9	363.7
Goodwill	50.2	50.2
Other intangibles, net	24.5	30.2
Deferred income tax assets	65.4	73.3
Other non-current assets	30.9	34.3

Total assets	$2,507.4	$2,476.9

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$641.8	$565.1
Related party payable	6.4	10.7
Accrued payroll and benefits	85.5	120.5
Other accrued liabilities	106.7	100.4
Current maturities of long-term debt	3.0	2.8
Financing obligations to related party, current portion	15.1	14.7

Total current liabilities	858.5	814.2
Long-term debt, net of current maturities	768.2	800.5
Financing obligations to related party, less current portion	183.4	197.8
Defined benefit pension obligations	26.7	28.7
Other non-current liabilities	116.0	105.6

Total liabilities	1,952.8	1,946.8

Commitments and contingencies (Note 10)
Shareholders' equity:
Preferred stock, $0.01 par value, 10.0 million shares authorized, none issued	—	—
Common stock, $0.01 par value, 100.0 million shares authorized, 16.0 million shares issued and outstanding	0.2	0.2
Additional paid-in capital	573.4	566.2
Accumulated earnings (deficit)	15.5	(1.3)
Accumulated other comprehensive loss	(34.5)	(35.0)

Total shareholders' equity	554.6	530.1

Total liabilities and shareholders' equity	$2,507.4	$2,476.9

See accompanying Notes to Condensed Consolidated Financial Statements.

VERITIV CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions, unaudited)

	Nine Months Ended September 30,
Operating Activities	2016	2015
Net income	$16.8	$16.6
Depreciation and amortization	40.5	42.5
Amortization of deferred financing fees	4.9	3.3
Long-lived asset impairment charges	4.0	2.6
Provision for allowance for doubtful accounts	0.4	6.8
Deferred income tax provision	8.1	13.7
Stock-based compensation	7.2	3.0
Other non-cash items, net	2.0	0.5
Changes in operating assets and liabilities
Accounts receivable and related party receivable	(48.6)	20.0
Inventories	19.9	(43.6)
Accounts payable and related party payable	38.5	81.5
Accrued payroll and benefits	(39.9)	0.1
Other	6.1	(16.5)

Net cash provided by operating activities	59.9	130.5

Investing Activities
Property and equipment additions	(29.8)	(34.2)
Proceeds from asset sales	5.1	0.2

Net cash used for investing activities	(24.7)	(34.0)

Financing Activities
Change in book overdrafts	32.9	(15.1)
Borrowings of long-term debt	3,394.4	3,458.9
Repayments of long-term debt	(3,439.0)	(3,529.9)
Payments under equipment capital lease obligations	(2.3)	(2.8)
Payments under financing obligations to related party	(14.4)	(10.3)
Deferred financing fees	(2.0)	—

Net cash used for financing activities	(30.4)	(99.2)

Effect of exchange rate changes on cash	—	(1.4)

Net change in cash	4.8	(4.1)
Cash at beginning of period	54.4	57.6

Cash at end of period	$59.2	$53.5

Supplemental Cash Flow Information
Cash paid for income taxes, net of refunds	$3.1	$1.4
Cash paid for interest	15.5	16.0
Non-Cash Investing and Financing Activities
Non-cash additions to property and equipment	$12.3	$3.1

See accompanying Notes to Condensed Consolidated Financial Statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

              Veritiv Corporation ("Veritiv" or the "Company") is a North American business-to-business distributor of print, publishing, packaging and facility solutions. Additionally, Veritiv provides logistics and supply chain management solutions to its customers. Veritiv was established in 2014, following the merger of International Paper Company's xpedx distribution solutions business ("xpedx") and UWW Holdings, Inc. ("UWWH"), the parent company of Unisource Worldwide, Inc. ("Unisource") (the "Merger"). The Company operates from approximately 180 distribution centers primarily throughout the U.S., Canada and Mexico.

Basis of Presentation

              The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for a complete set of annual audited financial statements.

              The accompanying unaudited financial information should be read in conjunction with the Consolidated and Combined Financial Statements and Notes contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015. In the opinion of management, all adjustments, including normal recurring accruals and other adjustments, considered necessary for a fair presentation have been included. The operating results for the interim periods are not necessarily indicative of results for the full year.

              All significant intercompany transactions between Veritiv's businesses have been eliminated.

              Following the Merger, certain corporate and other related functions continued to be provided by International Paper under a transition services agreement. During the three and nine months ended September 30, 2015, the Company recognized $0.8 million and $9.6 million, respectively, in selling and administrative expenses related to this agreement. As of December 31, 2015, all of the functions originally provided by International Paper under this agreement have been fully transitioned to the Company.

Use of Estimates

              The preparation of unaudited financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses, and certain financial statement disclosures. Estimates and assumptions are used for, but not limited to, revenue recognition, accounts receivable valuation, inventory valuation, employee benefit plans, income tax contingency accruals and valuation allowances and goodwill and other intangible asset valuations. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, actual results may ultimately differ from these estimates and assumptions. Estimates are revised as additional information becomes available.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Standards

Standard	Description	Effective Date	Effect on the Financial Statements or Other Significant Matters
Accounting Standards Update ("ASU") 2014-09, Revenue from Contracts with Customers	The standard will replace existing revenue recognition standards and significantly expand the disclosure requirements for revenue arrangements. It may be adopted either retrospectively or on a modified retrospective basis to new contracts and existing contracts with remaining performance obligations as of the effective date.	January 1, 2018; early adoption date is no earlier than the annual period beginning after December 15, 2016	The Company is currently evaluating the alternative methods of adoption (full retrospective or modified retrospective), and the effect on its Consolidated Financial Statements and related disclosures. The Company plans to adopt this ASU on January 1, 2018.
ASU 2015-11, Simplifying the Measurement of Inventory
	The standard requires companies to measure inventory at the lower of cost and net realizable value, thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. This ASU will not apply to inventories measured by either the last-in first-out (LIFO) method or retail inventory method.	January 1, 2017
The Company plans to adopt this ASU on January 1, 2017. Given that the majority (approximately 87% of the September 30, 2016 inventory balance) of the Company's inventory is measured using LIFO, it is not expected that the adoption of these provisions will have a material effect on its Consolidated Financial Statements.
ASU 2016-02, Leases (Topic 842)
	The standard requires lessees to put most leases on their balance sheet but recognize expenses in their statement of operations in a manner similar to current accounting guidance. The new standard also eliminates the current guidance related to real estate specific provisions.	January 1, 2019; early adoption is permitted	The Company is currently evaluating the impact the ASU will have on its Consolidated Financial Statements and related disclosures. The Company plans to adopt this ASU on January 1, 2019.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Standard	Description	Effective Date	Effect on the Financial Statements or Other Significant Matters
ASU 2016-09, Compensation—Stock Compensation (Topic 718)	The standard was issued as part of the Financial Accounting Standards Board's simplification initiative. The areas for simplification involve several aspects of the accounting for share-based payment transactions, including income tax consequences, award classification as either equity or liabilities, and classification on the statement of cash flows.	January 1, 2017; early adoption is permitted	The Company adopted this ASU on January 1, 2016. The adoption did not materially impact the financial statements or related disclosures.
ASU 2016-13, Financial Instruments—Credit Losses (Topic 326)
	The standard will replace the currently required incurred loss impairment methodology with guidance that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to be considered in making credit loss estimates.	January 1, 2020; early adoption for fiscal years beginning after December 15, 2018	The Company is currently evaluating the impact the ASU will have on its Consolidated Financial Statements and related disclosures. The Company plans to adopt this ASU on January 1, 2020.
ASU 2016-15, Statement of Cash Flows (Topic 230)
	The standard addresses eight specific cash flow issues and is intended to reduce diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows.	January 1, 2018; early adoption is permitted	The Company is currently evaluating the impact the ASU will have on its Consolidated Financial Statements and related disclosures. The Company plans to adopt this ASU on January 1, 2018.

2. INTEGRATION AND RESTRUCTURING CHARGES

Integration Charges

              The Company initially expected integration and restructuring charges (associated with achieving anticipated cost savings and other synergies from the Merger) to be approximately $225 million through 2017, including approximately $55 million for capital expenditures primarily consisting of information technology infrastructure, systems integration and planning. Approximately $27 million of transaction-related expenses incurred at the time of the Merger and the $5.0 million restructuring charge in the third quarter of 2016 for a partial withdrawal from a multi-employer pension plan discussed below are excluded from the $225 million estimate of integration and restructuring charges. Through

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. INTEGRATION AND RESTRUCTURING CHARGES (Continued)

September 30, 2016, the Company has incurred approximately $176 million in charges, including approximately $57 million for capital expenditures.

              During the three and nine months ended September 30, 2016 and 2015, Veritiv incurred costs to integrate the combined businesses of xpedx and Unisource. Integration expenses include professional services and project management fees, internally dedicated integration management resources, retention compensation, information technology conversion costs, rebranding costs and other costs to integrate the combined businesses of xpedx and Unisource.

              The following table summarizes the components of integration expenses:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2016	2015	2016	2015
Integration management	$2.2	$—	$6.0	$—
Retention compensation	0.4	2.3	2.4	8.9
Information technology conversion costs	1.9	2.1	4.3	6.4
Rebranding	0.9	1.7	2.1	4.2
Legal, consulting and other professional fees	0.8	1.4	1.8	6.8
Other	1.1	0.8	3.0	2.3

Total integration expenses	$7.3	$8.3	$19.6	$28.6

Veritiv Restructuring Plan

              As part of the Merger, the Company is executing on a multi-year restructuring program of its North American operations intended to integrate the legacy xpedx and Unisource operations, generate cost savings and capture synergies across the combined company. The restructuring plan includes initiatives to: (i) consolidate warehouse facilities in overlapping markets, (ii) improve efficiency of the delivery network, (iii) consolidate customer service centers, (iv) reorganize the field sales and operations functions and (v) restructure the corporate general and administrative functions. As part of its restructuring efforts, the Company also continues to evaluate its operations outside of North America to identify additional cost saving opportunities. The Company has elected to restructure certain of its operations in specific countries, which included staff reductions, lease terminations, and facility closures.

              Related to these company-wide initiatives, the Company recorded restructuring charges of $5.8 million and $3.0 million for the three months ended September 30, 2016 and 2015, respectively. The Company recorded restructuring charges of $7.2 million and $8.6 million during the nine months ended September 30, 2016 and 2015, respectively. The restructuring charge recorded in the third quarter of 2016 consisted primarily of an estimated charge of $5.0 million related to the partial withdrawal from a multi-employer pension plan. The Company has also withdrawn from a multi-employer pension plan unrelated to the restructuring program and included the estimated charge of $2.3 million in distribution expenses. See Note 11, Segment Information, for the impact these charges had on the Company's reportable segments. Other direct costs reported in the table below include facility closing costs and other incidental costs associated with the development, communication, administration and implementation of these initiatives.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. INTEGRATION AND RESTRUCTURING CHARGES (Continued)

              The following is a summary of the Company's restructuring activity for the three and nine months ended September 30, 2016:

(in millions)	Severance and Related Costs	Other Direct Costs	Non-Cash Items	Total
Balance at December 31, 2015	$1.7	$0.4	$—	$2.1
Costs incurred	0.7	0.3	0.7	1.7
Payments	(0.9)	(0.4)	—	(1.3)
Other adjustments	—	—	(0.7)	(0.7)

Balance at March 31, 2016	1.5	0.3	—	1.8
Costs incurred	0.9	1.5	(2.7)	(0.3)
Payments	(0.6)	(1.0)	—	(1.6)
Other adjustments	—	—	2.7	2.7

Balance at June 30, 2016	1.8	0.8	—	2.6
Costs incurred	0.3	5.4	0.1	5.8
Payments	(1.0)	(0.7)	—	(1.7)
Other adjustments	—	—	(0.1)	(0.1)

Balance at September 30, 2016	$1.1	$5.5	$—	$6.6

              The following is a summary of the Company's restructuring activity for the three and nine months ended September 30, 2015:

(in millions)	Severance and Related Costs	Other Direct Costs	Non-Cash Items	Total
Balance at December 31, 2014	$3.7	$0.2	$—	$3.9
Costs incurred	1.9	1.5	—	3.4
Payments	(2.7)	(0.4)	—	(3.1)

Balance at March 31, 2015	2.9	1.3	—	4.2
Costs incurred	1.0	1.2	—	2.2
Payments	(1.1)	(0.7)	—	(1.8)

Balance at June 30, 2015	2.8	1.8	—	4.6
Costs incurred	0.8	0.2	2.0	3.0
Payments	(1.3)	(1.1)	—	(2.4)
Other adjustments	—	—	(2.0)	(2.0)

Balance at September 30, 2015	$2.3	$0.9	$—	$3.2

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. DEBT

              The Company's long-term debt obligations were as follows:

(in millions)	September 30, 2016	December 31, 2015
Asset-Based Lending Facility (the "ABL Facility")	$753.4	$795.5
Equipment capital lease obligations(1)	17.8	7.8

Total debt	771.2	803.3
Less: current portion of long-term debt	(3.0)	(2.8)

Long-term debt, net of current maturities	$768.2	$800.5

(1)
Equipment capital lease obligations include $10.7 million and $0.7 million related to the Toronto build-to-suit arrangement for the nine months ended September 30, 2016 and for the year ended December 31, 2015, respectively.

              On August 11, 2016, the Company amended its ABL Facility to, among other things, extend the maturity date to August 11, 2021. All other significant terms remained consistent. The Company recognized a charge of $1.9 million to interest expense, net, on the Condensed Consolidated Statements of Income, for the write-off of a portion of the previously deferred financing costs associated with lenders in the original ABL Facility that exited the amended ABL Facility. In addition, the Company incurred and deferred $2.0 million of new financing costs associated with this transaction, reflected in other non-current assets in the Condensed Consolidated Balance Sheets, which will be amortized to interest expense on a straight-line basis over the amended term of the ABL Facility.

              Availability under the ABL Facility is determined based upon a monthly borrowing base calculation which includes eligible customer receivables and inventory, less outstanding borrowings, letters of credit and certain designated reserves. As of September 30, 2016, the available additional borrowing capacity under the ABL Facility was approximately $442.1 million.

4. INCOME TAXES

              The Company's provision for income taxes for the three and nine months ended September 30, 2016 and 2015 is based on the estimated annual effective tax rate, plus any discrete items.

              The following table presents the provision for income taxes and the effective tax rates for the three and nine months ended September 30, 2016 and 2015:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2016	2015	2016	2015
Income before income taxes	$13.6	$23.4	$35.2	$32.1
Income tax expense	$8.0	$8.9	$18.4	$15.5
Effective tax rate	58.8%	38.0%	52.3%	48.3%

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. INCOME TAXES (Continued)

              The difference between the Company's effective tax rate for the three and nine months ended September 30, 2016 and 2015 and the U.S. statutory tax rate of 35.0% primarily relates to the inability to recognize tax benefits on certain losses in the current year, non-deductible expenses, state income taxes (net of federal income tax benefit) and adjustments to uncertain tax positions. Additionally, the effective tax rate for the three and nine months ended September 30, 2015 includes the recognition of U.S. tax benefit with respect to foreign exchange loss on the capitalization of an intercompany loan with the Company's Canadian subsidiary. The effective tax rate may vary significantly due to potential fluctuations in the amount and source, including both foreign and domestic, of pre-tax income and changes in amounts of non-deductible expenses and other items that could impact the effective tax rate.

5. RELATED PARTY TRANSACTIONS

Transactions with Georgia-Pacific

              Veritiv purchases certain inventory items from, and sells certain inventory items to, Georgia-Pacific in the normal course of business. As a result of the Merger and related private placement, Georgia-Pacific, as joint owner of the sole stockholder of UWWH, is a related party. The following tables summarize the financial impact of these related party transactions with Georgia-Pacific:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2016	2015	2016	2015
Sales to Georgia-Pacific, reflected in net sales	$8.5	$8.0	$26.6	$25.0
Purchases of inventory from Georgia-Pacific, recognized in cost of products sold	$71.4	$67.0	$174.3	$205.0

(in millions)	September 30, 2016	December 31, 2015
Inventories purchased from Georgia-Pacific that remained on Veritiv's balance sheet	$24.6	$25.2
Related party payable to Georgia-Pacific	$6.4	$10.7
Related party receivable from Georgia-Pacific	$3.5	$3.9

              In April 2016, Veritiv assumed ownership of a warehouse and distribution facility located in Austin, Texas that was subleased from Georgia-Pacific. The Company exercised its right of first refusal and matched a $5.4 million offer from an unrelated third party to purchase the facility directly from the owner. This transaction was accounted for as a settlement of the financing obligation related to the facility. Accordingly, Veritiv recognized a $1.3 million loss on the transaction, which is reflected in other expense (income), net, on the Condensed Consolidated Statements of Income for the nine months ended September 30, 2016.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. DEFINED BENEFIT PLANS

              In conjunction with the Merger, Veritiv assumed responsibility for Unisource's defined benefit plans and Supplemental Executive Retirement Plans in the U.S. and Canada. Net periodic benefit cost (credit) associated with these plans is summarized below:

	Three Months Ended September 30, 2016		Three Months Ended September 30, 2015
(in millions)	U.S.	Canada	U.S.	Canada
Components of net periodic benefit cost (credit):
Service cost	$0.4	$0.1	$0.4	$0.1
Interest cost	0.7	0.8	0.8	0.7
Expected return on plan assets	(1.2)	(0.9)	(1.4)	(0.8)

Net periodic benefit cost (credit)	$(0.1)	$0.0	$(0.2)	$0.0

	Nine Months Ended September 30, 2016		Nine Months Ended September 30, 2015
(in millions)	U.S.	Canada	U.S.	Canada
Components of net periodic benefit cost (credit):
Service cost	$1.3	$0.2	$1.3	$0.2
Interest cost	2.5	2.4	2.5	2.4
Expected return on plan assets	(3.8)	(2.7)	(4.1)	(2.6)
Amortization of net loss	0.1	0.1	—	—

Net periodic benefit cost (credit)	$0.1	$0.0	$(0.3)	$0.0

7. FAIR VALUE MEASUREMENTS

              At September 30, 2016 and December 31, 2015, the carrying amounts of cash, receivables, payables and other components of other current assets and other current liabilities approximate their fair value due to the short maturity of these items.

              Certain of the Company's assets and liabilities are also subject to nonrecurring fair value measurements. Generally, assets are recorded at fair value on a nonrecurring basis as a result of impairment charges. For the three months ended September 30, 2016, the Company recognized $3.0 million in asset impairment charges related to its Publishing segment's customer relationship intangible asset, included in selling and administrative expenses, on the Condensed Consolidated Statements of Income. The impairment was determined after review of the segment's trended revenues and estimated cash flows (Level 3) for the specific customers included in the original asset valuation. As a result, the entire carrying value was deemed impaired. For the three months ended September 30, 2015, the Company recognized $2.0 million in asset impairment charges related to property, plant and equipment disposed of as part of its restructuring efforts. The charge is included in restructuring charges on the Condensed Consolidated Statements of Income. The Company has on occasion recognized other minor impairments when warranted as part of its normal review of long-lived assets. Total asset impairments for the nine months ended September 30, 2016 and 2015 were $4.0 million and $2.6 million, respectively.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. FAIR VALUE MEASUREMENTS (Continued)

              The Company's liabilities disclosed at fair value at September 30, 2016 were as follows:

(in millions)	Total	Level 1	Level 2	Level 3
ABL Facility	$753.4		$753.4
Tax Receivable Agreement	$67.8			$67.8

              The Company's liabilities disclosed at fair value at December 31, 2015 were as follows:

(in millions)	Total	Level 1	Level 2	Level 3
ABL Facility	$795.5		$795.5
Tax Receivable Agreement	$63.0			$63.0

              Borrowings under the ABL Facility are at variable market interest rates and, accordingly, the carrying amount approximates fair value.

              At the time of the Merger, the Company recorded a $59.4 million contingent liability associated with the Tax Receivable Agreement ("TRA") at fair value using a discounted cash flow model that reflected management's expectations about probability of payment. The fair value of the TRA is a Level 3 measurement which relied upon both Level 2 data (publicly observable data such as market interest rates) and Level 3 data (internal data such as the Company's projected revenues, taxable income and assumptions about the utilization of Unisource's net operating losses, attributable to taxable periods prior to the Merger, by the Company). The contingent liability is remeasured at fair value at each reporting period with the change in fair value recognized in other expense (income), net in the Company's Condensed Consolidated Statements of Income. At September 30, 2016, the Company remeasured the contingent liability using a discount rate of 4.3%.

              The following table provides a reconciliation of the beginning and ending balance of the contingent liability for the three and nine months ended September 30, 2016:

(in millions)	Contingent Liability
Balance at December 31, 2015	$63.0
Change in fair value adjustment recorded in other expense (income), net	1.8

Balance at March 31, 2016	64.8
Change in fair value adjustment recorded in other expense (income), net	2.0

Balance at June 30, 2016	66.8
Change in fair value adjustment recorded in other expense (income), net	1.0

Balance at September 30, 2016	$67.8

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. FAIR VALUE MEASUREMENTS (Continued)

              The following table provides a reconciliation of the beginning and ending balance of the contingent liability for the three and nine months ended September 30, 2015:

(in millions)	Contingent Liability
Balance at December 31, 2014	$60.5
Purchase accounting adjustment	0.6
Change in fair value adjustment recorded in other expense (income), net	1.3

Balance at March 31, 2015	62.4
Change in fair value adjustment recorded in other expense (income), net	(1.7)

Balance at June 30, 2015	60.7
Change in fair value adjustment recorded in other expense (income), net	0.3

Balance at September 30, 2015	$61.0

              There have been no transfers between the fair value measurement levels for the three and nine months ended September 30, 2016. The Company recognizes transfers between the fair value measurement levels at the end of the reporting period.

8. EARNINGS PER SHARE

              Basic earnings per share ("EPS") for Veritiv common stock is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is similarly calculated, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued, except where the inclusion of such common shares would have an antidilutive impact.

              A summary of the numerators and denominators used in the basic and diluted EPS calculation is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2016	2015	2016	2015
Numerator:
Net income	$5.6	$14.5	$16.8	$16.6
Denominator:
Weighted average number of shares outstanding—basic	16.00	16.00	16.00	16.00
Dilutive effect of stock-based awards	0.27	—	0.05	—

Weighted average number of shares outstanding—diluted	16.27	16.00	16.05	16.00

Earnings per share:
Basic earnings per share	$0.35	$0.91	$1.05	$1.04
Diluted earnings per share	$0.34	$0.91	$1.04	$1.04
Antidilutive stock-based awards excluded from computation of diluted EPS	0.00	0.06	0.20	0.06
Performance stock-based awards excluded from computation of diluted EPS because performance conditions had not been met	0.33	0.24	0.33	0.24

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. ACCUMULATED OTHER COMPREHENSIVE LOSS

              The following table provides the components of accumulated other comprehensive loss ("AOCL") at September 30, 2016 (amounts are shown net of their related income tax effect, if any):

(in millions)	Foreign currency translation adjustments	Retirement liabilities	Interest rate swap	AOCL
Balance at December 31, 2015	$(27.1)	$(7.4)	$(0.5)	$(35.0)
Unrealized net gains (losses) arising during the period	3.8	—	(0.3)	3.5
Amounts reclassified from AOCL	—	0.1	—	0.1

Net current period other comprehensive income (loss)	3.8	0.1	(0.3)	3.6

Balance at March 31, 2016	(23.3)	(7.3)	(0.8)	(31.4)
Unrealized net losses arising during the period	(1.6)	—	0.0	(1.6)
Amounts reclassified from AOCL	—	0.1	—	0.1

Net current period other comprehensive income (loss)	(1.6)	0.1	—	(1.5)

Balance at June 30, 2016	(24.9)	(7.2)	(0.8)	(32.9)
Unrealized net losses arising during the period	(1.6)	—	0.0	(1.6)

Net current period other comprehensive loss	(1.6)	—	—	(1.6)

Balance at September 30, 2016	$(26.5)	$(7.2)	$(0.8)	$(34.5)

              The following table provides the components of AOCL at September 30, 2015 (amounts are shown net of their related income tax effect, if any):

(in millions)	Foreign currency translation adjustments	Retirement liabilities	Interest rate swap	AOCL
Balance at December 31, 2014	$(14.7)	$(7.4)	$—	$(22.1)
Unrealized net losses arising during the period	(6.6)	—	—	(6.6)

Net current period other comprehensive loss	(6.6)	—	—	(6.6)

Balance at March 31, 2015	(21.3)	(7.4)	—	(28.7)
Unrealized net gains arising during the period	0.1	—	—	0.1

Net current period other comprehensive income	0.1	—	—	0.1

Balance at June 30, 2015	(21.2)	(7.4)	—	(28.6)
Unrealized net losses arising during the period	(3.7)	—	(0.4)	(4.1)

Net current period other comprehensive loss	(3.7)	—	(0.4)	(4.1)

Balance at September 30, 2015	$(24.9)	$(7.4)	$(0.4)	$(32.7)

10. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

              From time to time, the Company is involved in various lawsuits, claims, and regulatory and administrative proceedings arising out of its business relating to general commercial and contractual

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. COMMITMENTS AND CONTINGENCIES (Continued)

matters, governmental regulations, intellectual property rights, labor and employment matters, tax and other actions.

              Although the ultimate outcome of any legal proceeding or investigation cannot be predicted with certainty, based on present information, including the Company's assessment of the merits of the particular claim, the Company does not expect that any asserted or unasserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on its cash flow, results of operations or financial condition.

Escheat Audit

              During 2013, Unisource was notified by the State of Delaware that it intended to examine the books and records of Unisource to determine compliance with Delaware escheat laws. Since that date, seven other states have joined with Delaware in the audit process, which is conducted by an outside firm on behalf of the states. While the original time period for the audit was from 1981 to present, recent legal developments have resulted in Delaware narrowing the time period to July 1, 1992 to present. The Company has been informed that similar audits have generally taken four years or more to complete. The Company has determined that the ultimate outcome of this audit cannot be reasonably estimated at this time. Any claims or liabilities resulting from these audits could have a material impact on the Company's financial condition, results of operations and cash flows.

11. SEGMENT INFORMATION

              The following tables present net sales, Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, restructuring charges, stock-based compensation expense, LIFO (income) expense, non-restructuring asset impairment charges, non-restructuring severance charges, non-restructuring pension charges, integration expenses, fair value adjustments on the contingent

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. SEGMENT INFORMATION (Continued)

liability associated with the TRA and certain other adjustments) and certain other measures for each of the reportable segments and total operations for the periods presented:

(in millions)	Print	Publishing	Packaging	Facility Solutions	Corporate & Other	Total
Three Months Ended September 30, 2016
Net sales	$788.2	$248.4	$730.1	$328.7	$31.2	$2,126.6
Adjusted EBITDA	20.0	6.6	59.5	13.0	(42.0)	57.1
Depreciation and amortization	3.1	0.8	3.1	1.5	4.9	13.4
Restructuring charges	2.6	—	2.2	1.0	—	5.8
Three Months Ended September 30, 2015
Net sales	832.4	303.0	722.3	331.4	30.7	2,219.8
Adjusted EBITDA	23.2	9.3	59.0	12.7	(43.6)	60.6
Depreciation and amortization	3.4	0.8	3.3	1.6	4.6	13.7
Restructuring charges	0.3	—	2.6	0.1	—	3.0
Nine Months Ended September 30, 2016
Net sales	2,299.0	763.2	2,106.4	951.6	87.0	6,207.2
Adjusted EBITDA	55.7	16.4	165.4	34.3	(129.7)	142.1
Depreciation and amortization	9.5	2.5	9.3	4.5	14.7	40.5
Restructuring charges	2.9	—	2.6	1.5	0.2	7.2
Nine Months Ended September 30, 2015
Net sales	2,465.6	906.9	2,097.1	965.0	82.4	6,517.0
Adjusted EBITDA	57.1	23.1	156.5	30.2	(137.2)	129.7
Depreciation and amortization	10.2	2.3	11.1	5.5	13.4	42.5
Restructuring charges	1.9	—	4.0	1.4	1.3	8.6

              The table below presents a reconciliation of income before income taxes as reflected in the Condensed Consolidated Statements of Income to total Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2016	2015	2016	2015
Income before income taxes	$13.6	$23.4	$35.2	$32.1
Interest expense, net	8.2	7.0	21.1	19.8
Depreciation and amortization	13.4	13.7	40.5	42.5
Restructuring charges	5.8	3.0	7.2	8.6
Stock-based compensation	2.1	1.0	7.2	3.0
LIFO (income) expense	0.4	2.2	(2.7)	(7.8)
Non-restructuring asset impairment charges	3.1	—	4.0	—
Non-restructuring severance charges	0.2	0.5	2.4	1.9
Non-restructuring pension charges	2.3	—	2.3	—
Integration expenses	7.3	8.3	19.6	28.6
Fair value adjustments on TRA contingent liability	1.0	0.3	4.8	(0.1)
Other	(0.3)	1.2	0.5	1.1

Adjusted EBITDA	$57.1	$60.6	$142.1	$129.7

P R O S P E C T U S

VERITIV CORPORATION

7,840,000 Shares

COMMON STOCK

        The selling stockholder named herein may offer up to 7,840,000 shares of our common stock. We will not receive any proceeds from any sales of shares by the selling stockholder.

        The selling stockholder may offer the shares in amounts, at prices and on terms determined at the time of offering. The specific plan of distribution for any shares to be offered will be provided in a supplement to this prospectus. If agents, underwriters or dealers are used to sell any shares, a prospectus supplement will name them and describe their compensation.

        This prospectus may not be used to offer to sell any shares unless accompanied by a prospectus supplement. The prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with the documents incorporated by reference herein and therein, before you make an investment decision.

        Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "VRTV." On May 13, 2016, the closing sale price of our common stock, as reported on the NYSE, was $37.10 per share.

        Investing in our common stock involves certain risks. See "Risk Factors" on page 1 of this prospectus and the "Risk Factors" section contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein to read about factors you should consider before investing in our common stock.

        Neither the Securities and Exchange Commission nor any state or other domestic or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 17, 2016

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. By using a shelf registration statement, the selling stockholder may sell shares of our common stock from time to time in one or more offerings. Each time the shares are offered, a supplement to this prospectus will be provided that contains information about the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any shares, you should read carefully both this prospectus and the applicable prospectus supplement, together with the documents incorporated or deemed incorporated by reference herein (as described below under the heading "Incorporation of Certain Information by Reference") and therein, and the additional information described below under the heading "Where You Can Find More Information."

        This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement, including the exhibits thereto and the documents incorporated by reference therein. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement. Neither we nor the selling stockholder have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

        Unless the context requires otherwise or except as otherwise noted, as used in this prospectus the words "Veritiv" "we," "Company," "us" and "our" refer to Veritiv Corporation and its consolidated subsidiaries. The term "selling stockholder" includes the successors-in-interest, donees, transferees or others who may later hold the selling stockholder's interests.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words "believe," "expect," "anticipate," "intend," "should," "will," "would," "planned," "estimated," "potential," "goal," "outlook," "may," "predicts," "could," or the negative of such terms, or other comparable expressions, as they relate to the Company or its management, have been used to identify such forward-looking statements. All forward-looking statements reflect only the Company's current beliefs and assumptions with respect to future operating results, performance, business plans, prospects, guidance and other matters, and are based on information currently available to the Company. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause the Company's actual operating results, performance, business plans or prospects to differ materially from those expressed in, or implied by, these statements.

        Factors that could cause actual results to differ materially from current expectations include risks and other factors described under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and elsewhere in the Company's publicly available reports filed with the SEC, which contain a discussion of various factors that may affect the Company's business or financial results. Such risks and other factors, which in some instances are beyond the Company's control, include: the industry-wide decline in demand for paper and related products; increased competition from existing and non-traditional sources; adverse developments in general business and economic conditions as well as conditions in the global capital and credit markets; foreign currency fluctuations; our ability to collect trade receivables from customers to whom we extend credit; our ability to attract, train and retain highly qualified employees; the effects of work stoppages, union negotiations and union disputes; loss of significant customers; changes in business conditions in our international operations; procurement and other risks in obtaining packaging, paper and facility products from our suppliers for resale to our customers; changes in prices for raw materials; fuel cost increases; inclement weather, anti-terrorism measures and other disruptions to the transportation network; our dependence on a variety of IT and telecommunications systems and the Internet; our reliance on third-party vendors for various services; cyber-security risks; costs to comply with laws, rules and regulations, including environmental, health and safety laws, and to satisfy any liability or obligation imposed under such laws; regulatory changes and judicial rulings impacting our business; adverse results from litigation, governmental investigations or audits, or tax-related proceedings or audits; our inability to renew existing leases on acceptable terms, negotiate rent decreases or concessions and identify affordable real estate; our ability to adequately protect our material intellectual property and other proprietary rights, or to defend successfully against intellectual property infringement claims by third parties; our pension and health care costs and participation in multi-employer plans; increasing interest rates; our ability to generate sufficient cash to service our debt; our ability to comply with the covenants contained in our debt agreements; our ability to refinance or restructure our debt on reasonable terms and conditions as might be necessary from time to time; changes in accounting standards and methodologies; our ability to realize the anticipated synergies, cost savings and growth opportunities from the merger with UWW Holdings, Inc., our ability to integrate the xpedx business with the Unisource business, the possibility of incurring expenditures in excess of those currently budgeted in connection with the integration, and our limited experience complying with the reporting and other requirements of a publicly traded company, including the Sarbanes-Oxley Act; and other events of which we are presently unaware or that we currently deem immaterial that may result in unexpected adverse operating results.

ii

        For a more detailed discussion of these factors, see the information under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and in other filings made with the SEC. Forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, historical information should not be considered as an indicator of future performance.

iii

VERITIV CORPORATION

        We are a leading North American business-to-business distributor of print, publishing, packaging, facility and logistics solutions. Established in 2014, following the merger (the "Merger") of International Paper Company's xpedx distribution solutions business ("xpedx") and UWW Holdings, Inc., the parent company of Unisource Worldwide, Inc. ("Unisource"), the Company operates from approximately 180 distribution centers primarily throughout the U.S., Canada and Mexico, serving customers across a broad range of industries. These customers include printers, publishers, data centers, manufacturers, higher education institutions, healthcare facilities, sporting and performance arenas, retail stores, government agencies, property managers and building service contractors.

        Independently, xpedx and Unisource achieved past success by continuously upholding high standards of efficiency and customer focus. Through leveraging this combined history of operational excellence, Veritiv evolved into one team shaping its success through exceptional service, innovative people and consistent values. Today, Veritiv's focus on segment-tailored market leadership in distribution and a commitment to operational excellence allows it to partner with world class suppliers, add value through multiple capabilities and deliver solutions to a wide range of customer segments.

        Veritiv was incorporated in Delaware in July 2013. Our principal executive offices are located at 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328. Our telephone number is (770) 391-8200. Our corporate website is www.veritivcorp.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

RISK FACTORS

        An investment in our common stock involves certain risks. Before making an investment decision, you should carefully read and consider the information set forth under the heading "Risk Factors" in the applicable prospectus supplement and under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (which information is incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in the applicable prospectus supplement. See "Where You Can Find More Information" elsewhere in this prospectus. Any one of the risks discussed could cause actual results to differ materially from expectations and could adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not presently known to us or not identified may also materially and adversely affect our business, financial condition and results of operations. The market price of our common stock could decline if one or more of these risks and uncertainties actually occurs, causing you to lose all or part of the money you paid to buy shares of our common stock.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholder. We may, however, bear all or a portion of the expenses of the offering of common stock by the selling stockholder, except that the selling stockholder will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes.

 DESCRIPTION OF OUR COMMON STOCK

        The following is a summary of the material terms of our common stock. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and our charter and bylaws as in effect at the time of any offering. Copies of our amended and restated certificate of incorporation and amended and restated bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information." References in this section to "we," "company," "us" and "our" refer only to Veritiv Corporation.

Common Stock

        Our authorized common stock consists of 100,000,000 shares, par value $0.01 per share. As of May 6, 2016, there were 16,000,753 shares of our common stock issued and outstanding.

        Holders of common stock are entitled:

  •
  to cast one vote for each share held of record on all matters submitted to a vote of the holders of common stock;

  •
  to participate equally in all dividends, if any, that the board of directors may declare with respect to the common stock out of legally available funds; and

  •
  to share equally, subject to any rights and preferences that may be applicable to preferred stock, in any distribution of the assets of the company, including distributions in the event of any liquidation, dissolution or winding up of the affairs of the company.

        Any dividends declared on our common stock will not be cumulative. We do not intend to declare and pay dividends on our common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth, to develop our business, for working capital needs and for general corporate purposes. Any payment of dividends will be at the discretion of our board of directors and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our board of directors may deem relevant.

        The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. Our common stock is not subject to future calls or assessments by us. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future.

Annual Stockholders Meeting

        Our amended and restated bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Voting

        The affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at any annual or special meeting of stockholders and entitled to vote will decide all matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our amended and restated bylaws, a different vote is required, in which case such provision will control.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws

        The provisions of our amended and restated certificate of incorporation and amended and restated bylaws and of the Delaware General Corporation Law ("DGCL") summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of their terms.

        Special Meetings of Stockholders.    Our amended and restated certificate of incorporation provides that, subject to the requirements of applicable law and any special rights of holders of preferred stock, a special meeting of stockholders may be called only by the Chairman of our board of directors or by a resolution adopted by a majority of our board of directors. Special meetings may also be called by the holders of not less than 20% of the outstanding shares of our common stock entitled to vote generally in the election of directors.

        Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation provides that any action that may be taken at any meeting of stockholders may be taken by written consent of stockholders in lieu of a meeting if a consent in writing is (i) initiated by the holders of not less than 20% of the total votes entitled to be cast by the holders of all the outstanding capital stock of the company entitled to vote generally in the election of directors, (ii) signed by the holders having not less than the minimum number of votes necessary to take such action at a meeting at which all shares of common stock entitled to vote were present and voted and (iii) delivered to us.

        Removal of Directors.    Our amended and restated certificate of incorporation and amended and restated bylaws provide that directors may be removed with or without cause at any time upon the affirmative vote of holders of at least a majority of the votes to which all the stockholders would be entitled to cast.

        Stockholder Advance Notice Procedure.    Our amended and restated bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The amended and restated bylaws provide that any stockholders wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our Corporate Secretary a written notice of the stockholder's intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder's notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 70 days after the first anniversary date of the preceding year's annual meeting, a stockholder's notice must be delivered to our Corporate Secretary (x) not less than 90 days nor more than 120 days prior to the meeting or (y) no later than the close of business on the 10th day following the day on which a public announcement of the date of the such meeting is first made by us.

        Amended and Restated Certificate of Incorporation and Bylaws.    Our amended and restated certificate of incorporation provides that it may be amended by both the affirmative vote of a majority of our board of directors or the affirmative vote of the holders of a majority of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders; provided that specified provisions of our amended and restated certificate of incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of our capital stock then entitled to vote generally in an election of directors, including the provisions governing:

  •
  the liability and indemnification of directors;

  •
  business opportunities;

  •
  stockholder action by written consent;

  •
  the rights of stockholders to call a special meeting;

  •
  our board of directors;

  •
  required approval of the holders of at least a majority of the outstanding shares of our common stock to amend our amended and restated bylaws and certain provisions of our amended and restated certificate of incorporation, and;

  •
  exclusive jurisdiction for certain actions.

In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that our amended and restated bylaws may be amended, altered or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the board of directors, or by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock.

        These provisions make it more difficult for any person to remove or amend any provisions in our amended and restated certificate of incorporation and amended and restated bylaws that may have an anti-takeover effect.

        Section 203 of the DGCL.    In our amended and restated certificate of incorporation, we elected not to be governed by Section 203 of the DGCL, as permitted under and pursuant to subsection (b)(3) of Section 203. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's outstanding voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203.

        Interested Stockholder Transactions.    Our amended and restated certificate of incorporation provides that we will not engage in a business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:

  •
  prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Our amended and restated certificate of incorporation defines "business combination" to include the following:

  •
  any merger or consolidation of the company or a majority-owned subsidiary with the interested stockholder;

  •
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition involving the interested stockholder of 10% or more of either the aggregate market value of the assets of the company or the aggregate market value of all of the company's outstanding capital stock;

  •
  subject to specified exceptions, any transaction that results in the issuance or transfer by the company or any direct or indirect majority-owned subsidiary of any stock of the company or such subsidiary to the interested stockholder;

  •
  any transaction involving the company or any direct or indirect majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of any class or series of the company or such subsidiary beneficially owned by the interested stockholder; or

  •
  any receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the company or any direct or indirect majority-owned subsidiary.

        Our amended and restated certificate of incorporation defines an "interested stockholder" as any entity or person who, together with affiliates and associates, owns, or within the previous three years owned, 15% or more of the outstanding voting stock of the company. Bain Capital Fund VII, L.P., Georgia-Pacific LLC or any of their respective affiliates or associates, including any investment funds managed by the investment advisor to Bain Capital Fund VII, L.P., or any person whose ownership of shares in excess of the 15% limitation is the result of action taken solely by the company is not considered an interested stockholder, unless such person acquires additional shares of voting stock.

Limitations on Liability and Indemnification

        Our amended and restated certificate of incorporation contains provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

  •
  any breach of the director's duty of loyalty;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  •
  under Section 174 of the DGCL (unlawful dividends); or

  •
  any transaction from which the director derives an improper personal benefit.

        The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions do not alter a director's liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

        Our amended and restated certificate of incorporation requires us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our amended and restated certificate of incorporation provides that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings.

        We have entered into an indemnification agreement with each of our directors. The indemnification agreements provide our directors with contractual rights to the indemnification and expense advancement rights provided under our amended and restated certificate of incorporation, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Business Opportunities

        Our amended and restated certificate of incorporation provides that we, on our behalf and on behalf of our subsidiaries, renounce any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to UWW Holdings, LLC or Bain Capital Fund VII, L.P. or any of their respective officers, directors, members, partners, employees or affiliates (other than us and our subsidiaries), even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither UWW Holdings, LLC, Bain Capital Fund VII, L.P. nor their respective officers, directors, members, partners, employees or affiliates will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us or our subsidiaries unless, in the case of any such person who is a director, officer, employee or agent of Veritiv, such business opportunity is presented or offered to such director, officer, employee or agent in his or her capacity as a director, officer, employee or agent of Veritiv. By becoming a stockholder in our company, you will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Choice of Forum

        Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for (i) any derivative action or proceeding brought on behalf of Veritiv, (ii) any action asserting a claim of breach of a fiduciary duty owed to Veritiv or Veritiv's stockholders by any of Veritiv's directors, officers or employees, (iii) any action asserting a claim against Veritiv arising under the DGCL or (iv) any action asserting a claim against Veritiv that is governed by the internal affairs doctrine. We may consent in writing to alternative forums. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum.

Market Listing

        Shares of our common stock are listed on the New York Stock Exchange ("NYSE") under the symbol "VRTV."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Inc.

 SELLING STOCKHOLDER

        The selling stockholder named in this prospectus may offer to sell, from time to time, up to 7,840,000 shares of our common stock. The selling stockholder received such shares in connection with the Merger. In connection with the Merger, we and the selling stockholder entered into a registration rights agreement that provides the selling stockholder with customary demand and piggyback registration rights. We are including the shares of common stock held by the selling stockholder in this prospectus in connection with such registration rights agreement. In connection with the Merger, we and the selling stockholder also entered into a tax receivable agreement that sets forth the terms by which we generally will be obligated to pay the selling stockholder an amount equal to 85% of the U.S. federal, state and Canadian income tax savings that we actually realize as a result of the utilization of Unisource's net operating losses attributable to taxable periods prior to the date of the Merger. In the normal course of business, we also purchase certain inventory items from, and sell certain inventory items to, Georgia-Pacific LLC, which holds an interest in the selling stockholder. Other than as described above, the selling stockholder has had no material relationship with us within the last three years.

        The following table provides the name of the selling stockholder, the number of shares of our common stock currently held by the selling stockholder, the maximum number of shares of our common stock that may be offered by the selling stockholder pursuant to this prospectus and the number of shares of our common stock that will be held by the selling stockholder after the offering, assuming all of the offered shares are sold. The selling stockholder reserves the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholder may also offer and sell less than the number of shares indicated. The selling stockholder is not making any representation that any shares covered by this prospectus will or will not be offered for sale.

        The following table sets forth information with respect to our common stock known to us to be beneficially owned by the selling stockholder as of May 6, 2016. Information about the selling stockholder may change over time. As used in this prospectus, the term "selling stockholder" includes the successors-in-interest, donees, transferees or others who may later hold the selling stockholder's interests.

	Shares Owned Prior to the Offering			Shares Owned After the Offering
			Maximum Number of Shares that May be Offered Pursuant to this Prospectus
Name of Selling Stockholder	Number	%(1)		Number	%
UWW Holdings, LLC(2)	7,840,000	49.0	7,840,000	0	0.0

(1)
Based on 16,000,753 shares of our common stock outstanding as of May 6, 2016.

(2)
Voting and dispositive power with respect to the shares of common stock held by UWW Holdings, LLC is exercised through a three-member board of managers comprised of Jay Corrigan, Todd Cook and David G. Park.

 PLAN OF DISTRIBUTION

        The selling stockholder may sell the shares offered under this prospectus in one or more of the following ways (or in any combination) from time to time:

  •
  to or through underwriters;

  •
  through agents;

  •
  through brokers or dealers;

  •
  directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

  •
  through a combination of such methods; or

  •
  through any other method permitted by applicable law.

        A supplement to this prospectus will describe the particular terms of any offering of shares, including the following:

  •
  the names of any underwriters, agents, brokers or dealers or any selling stockholder;

  •
  the purchase price of the shares and the proceeds to be received from the sale;

  •
  any discounts or commissions and other items constituting underwriters' or agents' compensation; and

  •
  any discounts or concessions allowed or reallowed or paid to dealers.

        If underwriters are used in the sale, such underwriters will acquire the shares for their own account. The underwriters may resell the shares in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

        The shares may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the shares will be subject to certain conditions. The underwriters will be obligated to purchase all the shares offered if any of the shares are purchased.

        The selling stockholder may sell the shares through agents or dealers designated by them. Any agent or dealer involved in the offer or sale of the shares for which this prospectus is delivered will be named, and any commissions payable to that agent or dealer by the selling stockholder will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase the shares from the selling stockholder as principal and may resell those shares at varying prices to be determined by the dealer.

        Underwriters, dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, dealer or agent, place orders online or through their financial advisors.

        Underwriters, dealers and agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discounts, concessions, commissions or fees received by them from the selling stockholder and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts or commissions under the Securities Act.

        We or the selling stockholder may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make, and to reimburse them for certain expenses.

        In compliance with the guidelines of the Financial Industry Regulatory Authority ("FINRA"), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

        If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a "conflict of interest" as defined in FINRA Rule 5121 ("Rule 5121"), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

        In order to facilitate the offering of the shares, any underwriters or agents, as the case may be, involved in the offering of such shares may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our common stock for their own account. In addition, to cover overallotments or to stabilize the price of our common stock, the underwriters or agents, as the case may be, may bid for, and purchase, such shares in the open market. Finally, in any offering of shares through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such shares in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

        The selling stockholder may solicit offers to purchase the shares directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

        It is possible that one or more underwriters may make a market in our common stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our common stock, which is listed on the NYSE under the symbol "VRTV".

        The selling stockholder may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the shares at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling stockholder pay for solicitation of these contracts.

        The selling stockholder may enter into derivative transactions with third parties, or sell shares not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the parties may sell shares covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use shares pledged by the selling stockholder or borrowed from the selling stockholder to settle those sales or to close out any related open borrowings of the shares, and may use the shares received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of the shares. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus forms a part.

        The underwriters, dealers and agents may engage in transactions with us or the selling stockholder, or perform services for us or the selling stockholder, in the ordinary course of business.

        The selling stockholder may transfer the shares in ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer. The selling stockholder may also sell any of the shares that qualify for sale pursuant to Rule 144 under the Securities Act.

 LEGAL MATTERS

        Certain legal matters relating to the validity of the securities offered hereby will be passed upon by Sidley Austin LLP, Chicago, Illinois. Certain legal matters will be passed upon for any dealers, agents or underwriters by counsel for such dealers, agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

        The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Veritiv Corporation's internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of UWW Holdings, Inc. as of December 31, 2013 and December 29, 2012 and for each of the three years in the period ended December 31, 2013 incorporated in this prospectus by reference to the Company's prospectus dated June 13, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" certain information into this prospectus from certain documents that we file with the SEC. By incorporating by reference, we are disclosing important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into this prospectus except for any document or portion thereof deemed to be "furnished" and not filed in accordance with SEC rules:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 15, 2016;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 10, 2016;

  •
  our Current Reports on Form 8-K filed with the SEC on January 8, 2016, March 11, 2016 and May 13, 2016;

  •
  our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2016;

  •
  the description of our common stock in our Registration Statement on Form 8-A filed with the SEC on June 5, 2014, including any amendments and reports filed for the purpose of updating such description;

  •
  the audited financial statements of UWW Holdings, Inc. and Subsidiaries as of December 31, 2013 and December 29, 2012 and for each of the three years in the period ended December 31, 2013 contained in the Company's prospectus filed with the SEC on June 13, 2014 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-193950); and

  •
  the unaudited financial statements of UWW Holdings, Inc. and Subsidiaries as of June 30, 2014 and for the six months ended June 30, 2014 and June 30, 2013 included as Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the SEC on October 5, 2015.

        The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

        If you request, either orally or in writing, we will provide you with copies of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Veritiv Corporation, 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328, Attention: Corporate Secretary, or by telephone request to (770) 391-8200. The documents may also be accessed on our website at www.veritivcorp.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC's website at www.sec.gov. These documents may also be accessed on our website at www.veritivcorp.com. We are not incorporating by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus. Information may also be obtained from us at Veritiv Corporation, 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328, telephone (770) 391-8200.

1,568,000 Shares

Veritiv Corporation

Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

SunTrust Robinson Humphrey

Wells Fargo Securities

November 17, 2016